Exhibit 10.4

Execution Version

AMENDED AND RESTATED RESORT MANAGEMENT AGREEMENT

by and among

HRHH HOTEL/CASINO, LLC,

a Delaware limited liability company,

HRHH DEVELOPMENT, LLC,

a Delaware limited liability company,

HRHH CAFÉ, LLC,

a Delaware limited liability company,

HRHH IP, LLC,

a Delaware limited liability company

LVHR CASINO, LLC,

a Nevada limited liability company

collectively, as “Owner”

and

WG-HARMON, LLC,

a Nevada limited liability company,

as “Manager”

Dated: June 15, 2012

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EXHIBIT A	RESORT DESCRIPTION

EXHIBIT A-1	ADJACENT PROPERTY DESCRIPTION

EXHIBIT A-2	CAFÉ PROPERTY DESCRIPTION

EXHIBIT B	MANAGER’S INTELLECTUAL PROPERTY

EXHIBIT C	MANAGER’S EMPLOYEES

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AMENDED AND RESTATED RESORT MANAGEMENT AGREEMENT

This AMENDED AND RESTATED RESORT MANAGEMENT AGREEMENT (“Agreement”) is entered into as of June 15, 2012 (the “Effective Date”), between HRHH HOTEL/CASINO, LLC, a Delaware limited liability company (the “Resort Owner”), HRHH DEVELOPMENT, LLC, a Delaware limited liability company (the “Adjacent Property Owner”), HRHH IP, LLC, a Delaware limited liability company (the “IP Owner”), HRHH CAFÉ, LLC, a Delaware limited liability company (the “Café Owner”), LVHR CASINO, LLC, a Nevada limited liability company (the “Gaming Owner”, and together with the Resort Owner, the Adjacent Property Owner, the IP Owner and the Café Owner, collectively, “Owner”), and WG-HARMON, LLC, a Nevada limited liability company (“Manager”). Each of the Owner, and the Manager, are sometimes referred to individually herein as a “Party”, and collectively herein as the “Parties”.

RECITALS

A. The Resort Owner owns the Resort (as hereinafter defined). The Adjacent Property Owner owns that certain real property (including improvements and buildings thereon) located adjacent to the Resort comprised of approximately 4 acres and more particularly described on Exhibit A-1 attached hereto (the “Adjacent Property”). The Café Owner owns that certain real property (including improvements and buildings thereon) located on the comer of Paradise Road and Harmon Avenue comprised of approximately 1.15 acres and more particularly described on Exhibit A-2 attached hereto (the “Cafe Property”). The IP Owner is the owner of, holder of the right to use and license or sublicense, or licensee with the right to sublicense, the Resort Intellectual Property. The Gaming Owner holds the non-restricted gaming license for the Resort and owns the gaming equipment and other gaming-related assets operated at the Resort.

B. Owner and Manager previously entered into that certain Resort Management Agreement dated as of March 1, 2011 (the “Existing Resort Management Agreement”), which provides, among other things, for the operation and management of the Resort upon the terms and conditions set forth therein.

C. The Resort Owner, as landlord, had entered into that certain Casino Lease dated as of March 1, 2011 with LVHR Casino, Inc., as tenant (“LVHR”), pursuant to which Resort Owner leased the Casino Premises (as hereinafter defined) to LVHR. LVHR had also entered into that certain Management Agreement (Gaming Operations) dated as of March 1, 2011 (the “Gaming Management Agreement”) with Manager pursuant to which LVHR engaged Manager to manage the Gaming Operations (as hereinafter defined).

D. The Resort Owner has entered into that certain Liquor Management and Employee Services Agreement dated as of March 1, 2011 (the “Liquor Management Agreement”) pursuant to which the Resort Owner engaged Manager to manage the Liquor Operations (as hereinafter defined).

E. In January of 2012, the Resort Owner transferred the Resort Employees to HRHH Gaming Senior Mezz, LLC. In connection with such transfer, HRHH Gaming Senior Mezz, LLC and LVHR entered into that certain Amended and Restated Employee Lease Agreement dated as of January 30, 2012 (the “A&R Employee Lease Agreement”).

F. Contemporaneously herewith, the following has also occurred: (i) pursuant to that certain Option Agreement dated as of March 1, 2011 by and between Warner Gaming, LLC and Resort Owner, Affiliates of Resort Owner exercised the option and acquired the entire equity interest in LVHR; and (ii) subsequent to that acquisition, LVHR was converted to a limited liability company and renamed “LVHR Casino, LLC”, and is now the entity referred to herein as “Gaming Owner”.

G. In connection with that acquisition, Resort Owner, as landlord, and Gaming Owner, as tenant, have entered into that certain Amended and Restated Casino Lease contemporaneously herewith (the “Casino Lease”). Further, Gaming Owner is the “Gaming Operator” under the A&R Employee Lease Agreement.

H. Manager is experienced in the business of management and operation of resorts of the same class and quality as the Resort, and is qualified to operate, direct, manage and supervise the Resort.

I. Pursuant to this Agreement, Owner desires to engage Manager to manage the Resort, the Adjacent Property and the Café Property, and Manager wishes to accept such engagement, all in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants set forth herein and for other valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

SECTION 1.	DEFINITIONS.

The following terms when used in this Agreement have the meanings indicated below.

1.1 “AAA” has the meaning ascribed to it in Section 19.2.

1.2 “ADA” means the Americans with Disabilities Act of 1990, as amended.

1.3 “Accounting Period” means a calendar month, including any partial calendar month at the commencement or termination of the Term.

1.4 “Adjacent Property” has the mean ascribed to it in Recital A.

1.5 “Adjacent Property Owner” has the meaning ascribed to it in the preamble to this Agreement.

1.6 “Affiliate” means, with respect to any Person, each Person that directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

1.7 “Agreement” means this Resort Management Agreement.

1.8 “Approvals” means all permits, licenses, authorizations, registrations, entitlements, waivers and exemptions issued by or required from any Governmental Authority in order for the Manager to perform its obligations under this Agreement.

1.9 “Approved Capital Plan” means the Capital Plan approved by Owner with respect to the Resort, in accordance with SECTION 4, as modified from time to time with Owner’s approval in accordance with this Agreement. Such Capital Plan shall also be subject to Mortgagee’s approval in accordance with the Loan Agreement.

1.10 “Approved Resort Operating Plan” means the Resort Operating Plan approved by Owner with respect to the Resort, in accordance with SECTION 4, as modified from time to time with Owner’s approval in accordance with this Agreement. Such Operating Plan shall also be subject to Mortgagee’s approval in accordance with the Loan Agreement.

1.11 “Approved Operating Budget” means the Operating Budget included in the applicable Approved Resort Operating Plan and approved by Owner with respect to the Resort, in accordance with SECTION 4, as modified from time to time with Owner’s approval in accordance with this Agreement. Such Operating Budget shall also be subject to Mortgagee’s approval in accordance with the Loan Agreement.

1.12 “Authorization Plan” has the meaning ascribed to it in Section 2.6.

1.13 “Authorized Signatories” has the meaning ascribed to it in Section 5.5.

1.14 “A&R Employee Lease Agreement” has the meaning ascribed to it in Recital E.

1.15 “Base Fee” has the meaning ascribed to it in Section 6.1.

1.16 “Business Activity” has the meaning set forth in Section 2.10.

1.17 “Café Lease” means that certain lease, dated November 30, 1989 by and between Café Owner (as successor in interest to Red, White & Blue Pictures, Inc.) as landlord and Café Tenant, as tenant, with respect to the Café Property, as such lease is amended, modified, supplemented, and/or assigned from time to time.

1.18 “Café Owner” has the meaning ascribed to it in the preamble to this Agreement.

1.19 “Café Property” has the meaning set forth for such term in Recital A.

1.20 “Café Tenant” means Hard Rock Café International (USA), Inc., and any successors thereto or permitted assignees thereof.

1.21 “Capital Expenditures” means non-routine maintenance, repairs, replacements and alterations normally capitalized under generally accepted accounting principles, including, but not limited to, exterior and interior repainting, structural alterations or improvements, resurfacing building walls, floors, roofs and parking areas and replacing mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems, replacements or additions to FF&E, expenditures for leasing commissions and tenant improvements.

1.22 “Capital Plan” means the plan prepared by Manager described in Section 4.2.4, and required to be submitted by Manager to Owner for approval pursuant to SECTION 4.

1.23 “Cash Flow Projection” means the report itemizing the sources and uses of cash with respect to the Resort, as described in Section 4.2.1, and required to be submitted by Manager to Owner for approval pursuant to SECTION 4.

1.24 “Casino Lease” has the meaning set forth in Recital G.

1.25 “Casino Premises” means the “Premises” as defined in the Casino Lease.

1.26 “Chief Financial Officer” means the person employed by Owner to direct the day-to-day financial management of the Resort.

1.27 “Chief Operating Officer” means the person employed by Owner to direct the day-to-day operations of the Resort.

1.28 “Combined Operations” means the aggregate of all operations of the Resort, the Gaming Operations, and operations relating to the assets HRHH Café, LLC, HRHH Development, LLC, and HRHH IP, LLC.

1.29 “Confidential Information” has the meaning set forth in Section 21.15(a).

1.30 “Construction Services” means those certain construction services provided by Manager (through Howard Tribble or such other construction consultant approved by Owner), including the administration and supervision of design and construction projects at the Resort.

1.31 “Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power, alone or together with others, to direct or cause the direction of the management and policies of the controlled Person, whether through the ownership of voting securities, by contract, or otherwise.

1.32 “Covering Party” has the meaning set forth in Section 11.3.

1.33 “Depreciation, Depletion and Amortization Expense” means, for any period, the total amount of depreciation, depletion and amortization expense and other similar non-cash operating charges for such period.

1.34 “Disclosure” has the meaning set forth in Section 21.15(a).

1.35 “EBITDAM” means, with respect to Combined Operations for any period and consistent with Section 6.3, Net Income (as calculated in a manner consistent with the calculation of Net Income in the “Hard Rock Holdings, LLC Monthly Financial Package for the Period Ending December 2010”) plus the sum of (i) the aggregate amount of Interest Expense for such period, (ii) the aggregate amount of income taxes for such period, (iii) Depreciation, Depletion and Amortization Expense for such period, (iv) the Management Fees for such period, (v) all amounts (to the extent not already included in (iii) above) attributable to other (a) non-cash operating charges and (b) non-cash non-operating charges for such period (including, without limitation, impairment of land, goodwill and license rights), and (vi) all extraordinary charges, (including, without limitation any non-recurring charges related to any severance charges sustained in connection with the change of ownership of Owner occurring on or around March 1, 2011; any costs to remedy code violations in connection with Clark County inspections occurring on or around March 1, 2011; any costs associated with Owner obtaining the Gaming Approvals; any costs incurred prior to March 1, 2011 in connection with any intellectual property litigation with Hard Rock Café International (USA), Inc.; and any write-off of amounts booked as receivables in respect of sales taxes paid on complimentaries to customers and employees; minus, without duplication: (x) all extraordinary gains for such period (including, without limitation, all gains on disposal of assets), and (y) interest income for such period; as all of the foregoing is calculated on a consolidated basis consistent with the “Hard Rock Holdings, LLC Monthly Financial Package for the Period Ending December 2010”.

1.36 “EBITDAM Threshold” means (i) for the period commencing April 1, 2012 and expiring March 31, 2013, $41,577,632.20; and (ii) for each succeeding Term Year, (a) EBITDAM for the immediately preceding Term Year multiplied by (b) ninety-five hundredths (0.95). For purposes of the foregoing, the period commencing April 1, 2012 and expiring March 31, 2013 will be considered “the immediately preceding Term Year” with respect to the Term Year commencing on April 1, 2013.

1.37 “Effective Date” has the meaning ascribed to it in the preamble to this Agreement.

1.38 “Employee Claims” shall mean any and all claims (including all fines, judgments, penalties, costs, litigation and/or arbitration expenses, attorneys’ fees and expenses, and costs of settlement with respect to any such claim) by any employee against Owner or Manager related to the employment at the Resort of such employee. “Employee Claims” shall include, without limitation, the following: (i) any claim related to an alleged breach of an employment related contract affecting employees at the Resort; and (ii) any claim alleging that one or more state or federal laws relating to employees has been violated.

1.39 “Environmental Law” means any federal, state, or local law, statute, ordinance, or regulation, whether now or hereafter in effect, pertaining to industrial hygiene or the environmental conditions on, under, or about the Resort, including, without limitation, the following as now or hereafter amended: Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq., as now or hereafter amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq. as now or hereafter amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sec. 5901 et seq., as now or hereafter amended, the Federal Hazardous Substances Act, 15 U.S.C. Sec. 1261 et seq., as now or hereafter amended, the Federal Water Pollution Control Act, 33 U.S.C. Sec.

1251 et seq., as now or hereafter amended, the Clean Air Act, 42 U.S.C. Sec. 7401, et seq., as now or hereafter amended, the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sec. 136 et seq., as now or hereafter amended, the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. Sec. 11001 et seq. as now or hereafter amended, the Occupational Safety and Health Act of 1970, 29 U.S.C. Sec. 651 et seq., as now or hereafter amended, the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801 et seq., as now or hereafter amended, the statutes of the State of Nevada found currently at ch. 444, 445, 459, 477, 590, 618 or in the Uniform Fire Code, 1991 edition; and any corresponding state laws; and regulations rules, guidelines, or standards promulgated pursuant to such laws, statutes and regulations, as such statutes, regulations, rules guidelines, and standards are amended from time to time.

1.40 “Estimated Quarterly Incentive Management Fee” means:

(i) with respect to the first Term Quarter of each Term Year, an amount equal to (i) two-tenths (0.2) multiplied by (ii) the amount equal to (a) EBITDAM for such first Term Quarter, minus (b) the EBITDAM Threshold for such first Term Quarter; provided, however, that if the foregoing calculation yields a value of zero or less, then the Estimated Quarterly Incentive Management Fee for such first Term Quarter will be zero (0);

(ii) with respect to the second Term Quarter of each Term Year, an amount equal to the excess of (x) (i) two-tenths (0.2) multiplied by (ii) the amount equal to (a) EBITDAM for the first six months of such Term Year, minus (b) the EBITDAM Threshold for the first six months of such Term Year over (y) any amount paid with respect to the first Term Quarter of such Term Year pursuant to clause (i) above; provided, however, that if the foregoing calculation yields a value of zero or less, then the Estimated Quarterly Incentive Management Fee for such Term Quarter will be zero (0);

(iii) with respect to third Term Quarter of each Term Year, an amount equal to the excess of (x) (i) two-tenths (0.2) multiplied by (ii) the amount equal to (a) EBITDAM for the first nine months of such Term Year, minus (b) the EBITDAM Threshold for the first nine months of such Term Year over (y) any amount paid with respect to the first six months of such Term Year pursuant to clauses (i) and (ii) above; provided, however, that if the foregoing calculation yields a value of zero or less, then the Estimated Quarterly Incentive Management Fee for such third Term Quarter will be zero (0); and

(iv) with respect to the fourth Term Quarter of each Term Year, an amount equal to the excess of (x) (i) two-tenths (0.2) multiplied by (ii) the amount equal to (a) EBITDAM for such Term Year, minus (b) the EBITDAM Threshold for such Term Year over (y) the aggregate amount paid with respect to the first nine months of such Term Year pursuant to clauses (i) to (iii) above; provided, however, that if the foregoing calculation yields a value of zero or less, then the Estimated Quarterly Incentive Management Fee for such fourth Term Quarter will be zero (0).

In connection with this definition of “Estimated Quarterly Incentive Management Fee”, the EBITDAM Thresholds for a portion of a Term Year for (i), (ii), (iii) or (iv)

above will be calculated for such portion consistent with and in accordance with the EBITDAM Threshold applicable to the Term Year of which such period is a portion. By way of example, the EBITDAM Threshold for the first Term Quarter shall be calculated by multiplying the EBITDAM Threshold for such Term Year by one-fourth (1/4); the EBITDAM Threshold for the first six months of a Term Year shall be calculated by multiplying the EBITDAM Threshold for such Term Year by one half (1/2); and the EBITDAM Threshold for the first nine months of a Term Year shall be calculated by multiplying the EBITDAM Threshold for such Term Year by three-quarters (3/4).

1.41 “Event of Default” means each event or condition described in Section 16.1.

1.42 “Executive Staff” has the meaning set forth in Section 13.1.

1.43 “Existing Resort Management Agreement” has the meaning set forth in Recital B.

1.44 “FF&E” means all those fixtures, furniture, furnishings and equipment used in the operation of the Resort during the Term, including, without limitation, lobby furniture, carpeting, draperies, paintings, bedspreads, television sets, office furniture and equipment (such as safes), cash registers, and accounting, duplicating and communications equipment, telephone systems, back and front of the house computerized systems, guest room furniture, specialized hotel equipment such equipment required for the operation of kitchens, laundries, front desk, dry cleaning facilities, bar and cocktail lounges, restaurants, recreational facilities as they may exist from time to time, and decorative lighting, material handling equipment and cleaning and engineering equipment and all other fixtures, equipment, apparatus and personal property needed for such purposes, gaming equipment which Owner is lawfully permitted to own or lease, and rock and roll memorabilia unique to the Resort and similar in character to the other rock and roll memorabilia displayed at the Resort.

1.45 “FF&E Reserve” has the meaning ascribed to it in Section 8.2.1.

1.46 “Financing” means from time to time any indebtedness secured by a Mortgage.

1.47 “Fiscal Year” means the calendar year, beginning on January 1, and ending on December 31. Any partial Fiscal Year between the Effective Date and the first full Fiscal Year or between the end of the last full Fiscal Year and the Termination shall constitute a separate Fiscal Year. If the Termination occurs on a date other than the last day of a full Fiscal Year, any amounts computed on the basis of a full Fiscal Year shall be prorated based on the relationship the actual number of days in such partial Fiscal Year bears to three hundred sixty-five (365) days.

1.48 “Force Majeure Event” means any one or more of the following events or circumstances that, alone or in combination, directly or indirectly adversely affects the operation or ownership of the Resort: fire, earthquake, storm, flood or other casualty; strikes, lockouts, or other labor interruptions; war, rebellion, riots, acts of terrorism, or other civil unrest; acts of God or of any government; disruption to local, national or international transport services; shortages of materials, epidemics, quarantine or any other public health restrictions or public health advisories; or any other event beyond the parties’ reasonable control. For avoidance of doubt, neither general economic decline, nor the inability of a party to meet its economic obligations, shall constitute a Force Majeure Event.

1.49 “Foreclosure Event” means any foreclosure, deed or assignment in lieu of foreclosure, sale or assignment by a trustee pursuant to a power of sale, or other transfer (voluntary or involuntary) of the Resort or any portion thereof or interest therein in connection with the exercise of the Mortgagee’s remedies under the Mortgage or otherwise with respect to the loan evidenced by the Loan Documents.

1.50 “GAAP” means those conventions, rules, procedures and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted by major independent accounting firms in the United States. Any financial or accounting terms not otherwise defined herein shall be construed and applied according to GAAP.

1.51 “Gaming” has the meaning set forth for such term in the Gaming Act, and includes “Interactive Gaming” which has the meaning set forth in the Gaming Act.

1.52 “Gaming Act” means the Nevada Gaming Control Act, Nevada Revised Statutes §§ 463.010 et seq., as amended from time to time, or any successor statute thereto, any regulations promulgated thereunder, and the requirements of the Nevada Gaming Authorities.

1.53 “Gaming Approvals” means all Approvals required from the Nevada Gaming Commission, the NGCB and the Clark County Liquor and Gaming Licensing Board in order for (i) Gaming Owner to continue to own the Gaming Assets and conduct the Gaming Operations; (ii) Resort Owner and/or its Affiliates to acquire the equity securities of LVHR and all approvals, registrations, licenses and findings of suitability; (iii) for Manager to manage the Gaming Operations; and (iv) Resort Owner to hold all necessary licenses to operate the Liquor Operations at the Resort.

1.54 “Gaming Assets” has the meaning set forth in the Casino Lease.

1.55 “Gaming Management Agreement” has the meaning set forth in Recital C.

1.56 “Gaming Operations” means any and all Gaming operated at the Resort.

1.57 “Gaming Owner” has the meaning ascribed to it in the preamble of this Agreement.

1.58 “Governmental Authority” means, as to any Person, any federal, state, local, or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, or other governmental authority having jurisdiction over such Person or its property or operations.

1.59 “Governmental Permits” means all governmental approvals, licenses and permits necessary or appropriate for the operation of the Resort including, without limitation, approvals, licenses and permits required for the rental of rooms, the installation of signage, and the sale of alcoholic beverages to be consumed on or off the Resort, as applicable.

1.60 “Gross Negligence, Fraud, or Willful Misconduct of Manager” means any gross negligence, fraud, or willful misconduct committed by William W. Warner or a Warner Employee in connection with the performance of the Manager’s duties under this Agreement, the Liquor Management Agreement, the Gaming Management Agreement or the IP License. Acts or omissions of Resort Employees shall not be deemed to constitute Gross Negligence, Fraud, or Willful Misconduct of Manager, except for acts or omissions of Resort Employees that are directly ordered by William W. Warner or a Warner Employee.

1.61 “Gross Revenues” means all revenue and income of any kind derived directly or indirectly from the Resort’s operations, determined on an accrual basis in accordance with GAAP and, to the extent applicable, the Uniform System of Accounts.

1.62 “Guest Records” means all guest profiles, contact information, histories, preferences, and other information obtained in the ordinary course of business from guests of the Resort during such guests’ use of the Resort.

1.63 “Hazardous Materials” means and includes and substance or material containing one or more of any of the following: “hazardous material”, “hazardous waste”, hazardous substance”, “regulated substance”, “petroleum”, “pollutant”, “contaminant”, “polychlorinated biphenyls”, “lead” or “lead based paint”, as such terms are defined in any applicable Environmental Laws, in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time.

1.64 “Hotel/Casino” has the meaning set forth in Section 2.10.

1.65 “House Bank” means the amount of cash, chips, and tokens that Manager from time to time reasonably determines necessary to have at the Casino Premises daily to meet the cash needs of the Gaming Operations.

1.66 “Incentive Management Fee” means, consistent with Section 6.3, (i) with respect to each Term Year an amount equal to (a) two-tenths (0.2) multiplied by (b) (1) EBITDAM for such Term Year, minus (2) the applicable EBITDAM Threshold for such Term Year; provided, however, that if the foregoing calculation yields a value of zero or less for any Term Year, then the Incentive Management Fee for the applicable Term Year will be zero (0). For the avoidance of doubt, in no event will any amounts be owing or deemed owing from Manager to Owner with respect to the Incentive Management Fee, except in instances in which, pursuant to Section 6.2, it is determined that a Reconciliation Amount shall be payable by Manager to Owner.

1.67 “Independent Auditor” shall mean a “Big Four” accounting firm selected by Owner from time to time.

1.68 “Interest Expense” means for any period, without duplication, the total consolidated interest expense including (i) interest expense attributable to capital leases, (ii) amortization of indebtedness discount and indebtedness issuance costs (including any original issue discount attributable to any issuance of equity securities and indebtedness securities, (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net cash costs under interest rate protection agreements (including amortization of fees), and (viii) interest actually paid under any guarantee of indebtedness or other obligations of any other person.

1.69 “Internal Control System” has the meaning set forth in Section 2.2.21.

1.70 “Inventories” means “inventories” as accounted for pursuant to accounting standards used for hotel/casino properties, such as provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other supplies and similar items used in the operation of the Resort.

1.71 “IP License” that certain IP License Agreement by and between HRHH IP, LLC, a Nevada limited liability company and Affiliate of Owner, and Manager.

1.72 “IP Owner” has the meaning ascribed to it in the preamble to this Agreement.

1.73 “Key Executives” has the meaning set forth in Section 14.1.

1.74 “Know-How” means any and all technical information, discoveries, improvements, processes, formulae, data, engineering, software, technical acumen and knowledge, inventions all of which are useful or necessary to make, have made, use and understand the Manager Intellectual Property, but specifically excluding the Resort Intellectual Property.

1.75 “Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting LVHR, the Gaming Owner, the Manager, the Resort Owner, the Gaming Operations, the Resort or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and enforced, including without limitation, the Gaming Act, and the ADA, and all permits, licenses and authorizations and regulations relating thereto, including without limitation, all Governmental Approvals, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Manager, at any time in force affecting the Resort or any part thereof, including without limitation, any which may (i) require repairs, modifications or alterations in or to the Resort or any part thereof or (ii) in any way limit the use and enjoyment thereof.

1.76 “Liquor Management Agreement” has the meaning set forth for such term in Recital D.

1.77 “Liquor Operations” means the sale of liquor at the Resort, and activities necessary and incidental thereto.

1.78 “Loan Agreement” means that certain Fourth Amended And Restated Loan Agreement, dated as of March 1, 2011 (as amended, restated, replaced, supplemented or otherwise modified from time to time) among Vegas HR Private Limited, a Singapore corporation, as successor to Column Financial, Inc. and Resort Owner, Café Owner, Adjacent Property Owner, IP Owner, and HRHH Gaming, LLC, a Nevada limited liability company.

1.79 “Loan Documents” means the Loan Agreement and any loan documents entered into with any Mortgagee in connection with any Mortgage.

1.80 “LTM Incentive Fee Amount” means, with respect to any LTM Period, the total of Incentive Management Fees that would accrue to the Manager under the terms and provisions of this Agreement as if such LTM Period were the Term Year in which such LTM Period ends.

1.81 “LTM Period” means, as of any date, the most recent period of twelve (12) consecutive calendar months.

1.82 “LVHR” has the meaning set forth in Recital C.

1.83 “Management Fee” means the Base Fee and Incentive Management Fee.

1.84 “Manager” has the meaning ascribed to it in the preamble of this Agreement.

1.85 “Manager’s Intellectual Property” means the intellectual property described on Exhibit B attached hereto, together with all Know-How associated therewith. For the avoidance of doubt, “Manager Intellectual Property” does not include (i) Resort Intellectual Property, (ii) software purchased by the Owner from third-party vendors (even if certain modules comprising Manager Intellectual Property are based upon or otherwise use data from such third-party software), nor (iii) modules in use in connection with the Resort prior to the date hereof.

1.86 “Manager’s Representative” means the individual designated in writing by Manager to Owner from time to time as the “Manager’s Representative” for purposes of this Agreement. As of the Effective Date, the Manager’s Representative is William W. Warner, the manager of the Manager.

1.87 “Marketing Plan” means the plan prepared by Manager as part of each Resort Operating Plan setting forth a detailed program for advertising and promotion of the Resort, and required to be submitted by Manager to Owner for approval pursuant to SECTION 4.

1.88 “Marks” means the name “Hard Rock Hotel & Casino,” as well as all service marks, trademarks, copyrights, trade names, patents, insignias, symbols, know-how, trade dress, slogans and logos, photographs, emblems, services, and rights or other similar rights or registrations used in connection with the identity and branding of the Resort, for Resort services, for other related goods and services, and for the Resort business associated therewith which by reason of extent of usage are associated with the Resort, including any and all derivations of the foregoing, currently used and to be used in the future.

1.89 “Monthly Reports” means the reports prepared by Manager after the close of each Accounting Period, as described in Section 5.1.

1.90 “Mortgage” has the meaning ascribed to it in Section 18.1.

1.91 “Mortgagee” has the meaning ascribed to it in Section 18.1.

1.92 “Morton Territories” has the meaning ascribed thereto in the Rank Agreement.

1.93 “Nevada Gaming Authorities” means the NGC, the NGCB, and the Clark County Liquor and Gaming Licensing Board.

1.94 “NGC” means the Nevada Gaming Commission, or any successor agency thereto.

1.95 “NGCB” means the Nevada Gaming Control Board, or any successor agency thereto.

1.96 “Operating Budget” means the forecast for the operation of the Resort (including the operation of the Gaming Operations and the Liquor Operations) for the forthcoming Fiscal Year containing revenue projections and a budget of anticipated Operating Expenses, prepared by Manager as part of each Resort Operating Plan, as described in Section 4.2.3, and required to be submitted by Manager to Owner for approval pursuant to SECTION 4.

1.97 “Operating Equipment” means linens, china, glassware, silver, uniforms, utensils and similar items used in the operation of the Resort.

1.98 “Operating Expenses” means, for any period, all costs and expenses incurred during such period in the operation of the Resort determined on an accrual basis in accordance with GAAP and, to the extent applicable, the Uniform System of Accounts.

1.99 “Owner” has the meaning ascribed to it in the preamble to this Agreement.

1.100 “Owner’s Representative” has the meaning ascribed to it in Section 4.6. As of the Effective Date, the Owner’s Representative is any of the following persons, it being agreed that Manager shall be entitled to rely upon the statements and acts of any one of such persons without the need to consult with or obtain the approval of any other of such persons: Andrea Balkan, Daniel Conn, Theresa Hoyt and John Lee.

1.101 “Party” or “Parties” has the meaning ascribed to it in the preamble to this Agreement.

1.102 “Person” means an individual, partnership, corporation, trust or other legal entity.

1.103 “Rank Agreement” has the meaning set forth in Section 2.2.23.

1.104 “Recipient” has the meaning set forth in Section 21.15(a).

1.105 “Reconciliation Amount” means, with respect to any Term Year, an amount equal to (a) the Incentive Management Fee for such Term Year, minus (b) the total of all Estimated Quarterly Incentive Management Fees received by the Manager with respect to such Term Year. For the avoidance of doubt, the Parties acknowledge and agree that the Reconciliation Amount may be a positive value or a negative value.

1.106 “Reimbursable Expenses” has the meaning set forth in Section 6.5.

1.107 “Representatives” has the meaning set forth in Section 21.15(b).

1.108 “Resort” means the Hard Rock Resort & Casino, Las Vegas, a mixed-use gaming, entertainment and hotel facility located at 4455 Paradise Road, Las Vegas, Nevada 89169 (including the land, improvements and personal property used in the operation of the Resort and including, for the avoidance of doubt, the Casino Premises).

1.109 “Resort Employees” means any employee who is assigned to work at the Resort, but shall not include Warner Employees.

1.110 “Resort Intellectual Property” means all information and other intellectual property in tangible or intangible form relating to Resort Owner or any of its Affiliates, the business affairs of the Resort or any of its Affiliates, or any hotel, resort or similar facility which Resort Owner or any of its Affiliates owns, leases, operates or franchises, including, without limitation: (i) the Marks; (ii) the Guest Records; and (iii) all trade secrets and other information, materials and copyrightable or patentable subject matter developed, acquired, or licensed by Resort Owner or any of its Affiliates, including those licensed pursuant to the IP License, and any materials related thereto.

1.111 “Resort Operating Plan” means, collectively, the Cash Flow Projection, the Operating Budget, the Capital Plan, the Marketing Plan and any other items required to be submitted by Manager to Owner for approval pursuant to SECTION 4.

1.112 “Resort Owner” has the meaning ascribed to it in the preamble to this Agreement.

1.113 “Resort Records” means all books, records, guest histories, sales records and comparable documents relating to the operation solely of the Resort.

1.114 “Restricted Area” has the meaning set forth in Section 2.10.

1.115 “Routine Capital Expenditures” means routine expenditures which are classified as “capital expenditures” under generally accepted accounting principals, funded from the FF&E Reserve.

1.116 “Sale Buy-Out Amount” means, with respect to the LTM Period applicable to the date of the Sale of the Resort, an amount equal to the total of Base Fees payable to the Manager during such LTM Period, plus the LTM Incentive Fee Amount for such LTM Period; provided, however, that if, as of the consummation of the Sale of the Resort, there are less than twelve (12) calendar months remaining during the Term, then such amount will be pro-rated by a factor, the numerator of which is the number of calendar days remaining during the Term, and the denominator of which is three-hundred-sixty (360).

1.117 “Sale of the Resort” means a sale of the Resort business and assets thereof, whether through an asset sale, equity sale, merger, consolidation or similar transaction.

1.118 “Successor Owner” has the meaning set forth in Section 18.4.

1.119 “Standards” means the standards of construction, operation, service, maintenance and refurbishment of the Resort, which shall be: (i) in a manner consistent with the requirements and limitations set forth in this Agreement and all Legal Requirements; (ii) in a manner reasonably likely to protect and preserve the assets that comprise the Resort and enhance the long term value of the Resort over the Term; and (iii) in accordance with standards, policies and programs in effect from time to time that Owner reasonably determines are applicable to the operation of the Resort. In determining the specific or referenced standards applicable to items (ii) and (iii) above, and any other physical and operational standards of the Resort, the standards at the Las Vegas hotels owned by the following publicly traded companies: MGM Hotels International and Las Vegas Sands Corp., shall constitute the primary standards of reference, taking into consideration the unique nature and character of the Resort location.

1.120 “Term” means the period during which this Agreement remains in effect as provided in Section 3.1.

1.121 “Term Quarter” means any of the following-described portions of each Term Year: (i) the first, second and third calendar months of such Term Year, (ii) the fourth, fifth and sixth calendar months of such Term Year, (iii) the seventh, eighth and ninth calendar months of such Term Year, and (iv) the tenth, eleventh and twelfth calendar months of such Term Year.

1.122 “Term Year” means each period during the Term commencing upon April 1 and expiring upon the immediately following March 31.

1.123 “Termination” means the expiration or sooner termination of this Agreement in accordance with its terms.

1.124 “Termination Incentive Fee” means, with respect to any termination of this Agreement, (A) if the effective date of such termination is the final day of a Term Year: the amount of the Incentive Management Fee accrued but not paid during such Term Year, and (B) if the effective date of such termination is not the final day of a Term Year: an amount equal to (1) (a) the number of calendar days occurring during the partial Term Year up until the time of such termination, divided by (b) three-hundred-sixty (360), multiplied by (2) the LTM Incentive Fee Amount with respect to such time of termination; in both instances subject to any increase or offset for any Reconciliation Amount.

1.125 “Transition Consideration” with respect to the Transition Period, means (A) (1) the number of calendar days during such Transition Period, multiplied by (2) Five Thousand and No/100 U.S. Dollars ($5,000.00), plus (B) an amount equal to (1) (a) the number of calendar days during such Transition Period, divided by (b) three-hundred-sixty (360), multiplied by (2) the LTM Incentive Fee Amount with respect to the applicable time of termination (i.e., as of the commencement of the Transition Period).

1.126 “Transition Period” means the period of time commencing upon the date after the effective date of termination of the Agreement, and expiring upon the completion of transition of the Manager’s management of the Resort to Owner or its designee, during which period Manager is still actively involved in the management and operation of the Resort. The Transition Period shall be reasonable in light of the circumstances of such termination to ensure that the Resort is properly handed over to Owner but in all cases, for a period ending no sooner than the earlier of (i) the date that Owner or an Affiliate or a successor manager selected by Owner has obtained all Approvals necessary to perform the functions of manager hereunder and sufficient time has elapsed to enable Owner to comply with all Applicable Laws, including but not limited to the Worker Adjustment and Retraining Notification Act of 1988, or (ii) one-hundred-eighty (180) days after such written notice to the other.

1.127 “Uniform System of Accounts” means the Uniform System of Accounts for Hotels, as approved and adopted by the American Hotel and Lodging Association (10th revised edition or such other latest edition approved and adopted by the American Hotel and Lodging Association).

1.128 “Warner Employees” means the employees of Warner Gaming, LLC (which, as of the Execution Date, is the sole member of Manager) or Affiliates of Warner Gaming, LLC. As of the Execution Date, the Warner Employees are those individuals identified on Exhibit “C” attached hereto.

1.129 “Working Capital Reserve” shall have the meaning set forth in the Loan Agreement.

SECTION 2.	APPOINTMENT AND RESPONSIBILITIES OF MANAGER.

2.1 Appointment. Owner appoints Manager as agent for and on behalf of Owner to manage the operation of the Resort (including, without limitation, the Gaming Operations and the Liquor Operations) in accordance with the Approved Resort Operating Plan, all Legal Requirements, the terms and conditions of this Agreement and the requirements of the Loan Documents applicable to the operation of the Resort for the Term. Manager accepts the appointment and shall operate and manage the Resort during the Term in accordance with this Agreement.

2.2 Manager’s General Responsibilities. Subject to the requirements of this Agreement, including, without limitation, Section 2.13, to the extent funds derived from the operation of the Resort or provided by Owner are available for such purposes and except as otherwise approved by Owner, Manager shall use commercially reasonable efforts to operate the Resort in conformance with the Approved Resort Operating Plan, and Manager shall comply with the provisions of Loan Documents and the IP License relating to the operation of the Resort. All duties to be performed by Manager under this Agreement shall be for and on behalf of Owner, in the name of Owner, and for Owner’s account and none of such duties are to be performed at Manager’s expense. For the avoidance of doubt, subject to Section 2.13, Manager may fulfill its duties under this Agreement by supervising, directing and controlling the Resort Employees in the performance of the relevant functions. Subject to the requirements of this Agreement, including, without limitation, Section 2.13, Manager shall have complete discretion and control in all matters relating to the management and operation of the Resort. Manager shall at all times act with the standard of skill, care and expertise that would be customary and reasonably expected from a prudent manager of comparable resorts and casinos, and Manager shall cause the Resort to be operated, serviced, maintained, furnished, equipped and refurbished in a manner consistent with the Standards and in a manner reasonably expected to enhance over the Term the financial performance of the Resort’s operations. Without limiting the generality of the foregoing, but subject in all instances to the Approved Resort Operating Plan and the requirements of this Agreement, Manager is authorized and shall perform the following services, the costs of which shall be borne by Owner as Operating Expenses:

2.2.1 Collection of Gross Revenues and Liquor Rent Payment. Collect and direct in accordance with the Loan Agreement, for Owner’s account, all amounts that constitute Gross Revenues as such amounts become due and payable;

2.2.2 Payment of Operating Expenses. Pay all Operating Expenses that are due and payable to the extent sufficient funds derived from the operation of the Resort or provided by Owner are available for such purpose (provided, however, that Manager may, with Owner’s prior consent (which may be evidenced by Owner’s approval of the check register), pre-pay Operating Expenses to the extent Manager determines, in its commercially reasonable discretion, that prepayment is advantageous);

2.2.3 Employees. Train, supervise, discharge and determine, and pay the compensation, fringe benefits (including any retirement benefits), and establish the policies and other terms of employment of all personnel as may be reasonably required to operate and manage the Resort in a professional manner suitable to the character of the Resort;

2.2.4 Pricing. Determine, in consultation with Owner during monthly management calls, all terms for guest admittance to the Resort and establish all prices, price schedules, rates and rate schedules for rooms, and other amenities and services provided at or in connection the Resort; provided, however, that Manager will have day-to-day authority to determine such pricing in a commercially reasonable manner;

2.2.5 Entertainment. Cooperate with Owner (or with third parties selected by Owner) in the development and implementation of entertainment and amusement policies, together with all related policies and procedures;

2.2.6 Complimentaries. Comply with, administer and implement Owner’s policy regarding complimentary rooms, food and beverage and other complimentary items in operating the Resort;

2.2.7 Supplies. Subject to Owner’s approval rights set forth in Section 2.13, purchase (or arrange for the purchase of) and install (or arrange for the installation of) all Operating Equipment and Inventories which in the normal course of business are necessary and proper to maintain and operate the Resort in accordance with Section 2.2;

2.2.8 Service Contracts. Subject to Owner’s approval rights set forth in Section 2.13, negotiate and enter into service contracts in the name of Owner or the Resort necessary or desirable in the ordinary course of business in operating the Resort, including, without limitation, contracts for cleaning, fire prevention and fire equipment maintenance, security services, vermin extermination, trash removal, elevator and boiler maintenance, air conditioning maintenance, master television service, laundry and dry cleaning, entertainment, and other services which Manager deems advisable;

2.2.9 Execution of Leases. Subject to Owner’s approval rights set forth in Section 2.13, negotiate and execute, as the agent of Owner, all leases and other agreements relating to equipment and/or services provided to the Resort. Owner shall execute, in its name, all leases of retail space in the Resort, all of which shall be negotiated by Manager subject to Owner’s prior written approval;

2.2.10 Concessions and Privileges. Subject to Owner’s approval rights set forth in Section 2.13, obtain and grant concessions and privileges, which may include, without limitation, cigar stands, newsstands, travel-related services, taxicabs and automobile parking as Manager may deem reasonably necessary or desirable in connection with the operation of the Resort;

2.2.11 Legal Actions. Subject to Owner’s approval rights set forth in Section 2.13, engage counsel to pursue (a) any and all legal actions or proceedings to collect charges, rent or other income from the Resort or to evict or dispossess guests, tenants or other Persons in possession pursuant to, or to cancel or terminate, any lease, license or concession agreement as a result of the breach thereof by the tenant, licensee or concessionaire; and (b) any appropriate steps to protest and/or litigate to final decision in any appropriate court or forum any violation, order, rule or regulation affecting the Resort. Manager shall not be authorized or responsible for instituting any other legal actions or proceedings without Owner’s prior written approval, and the counsel to be engaged to bring such actions shall be selected by Owner;

2.2.12 Marketing Program. Institute and supervise a sales and marketing program pursuant to the Marketing Plan, including coordination and cooperation with sales and promotional programs marketed by airlines, travel agents and government tourist departments when Manager deems that such cooperation, coordination or participation is advisable, and plan, prepare, arrange and contract for all advertising, publicity and promotional activities for the Resort;

2.2.13 Payment of Taxes. Pay all real estate taxes and sales, use and room taxes and, to the extent that Owner gives Manager notice thereof, assessments; personal property taxes, levies, assessments, and similar charges on or relating to the Resort during the Term from the proceeds of Gross Revenues or such other funds provided to Manager by Owner, and file all records and returns in conjunction therewith, unless payment thereof is in good faith being contested upon the request or with the approval of Owner and enforcement thereof is stayed;

2.2.14 Governmental Permits. In cooperation with Owner, apply for, process and take all necessary steps to obtain (in Owner’s name, as applicable, and/or Manager’s name if requested by Owner or required by local authority), maintain and renew all Governmental Permits for the Resort’s operation;

2.2.15 Drug Testing. Conduct random drug tests on any and all of the Resort Employees and any Warner Employees performing services at the Resort, fully disclose to Owner the results of all drug tests, and take prompt remedial action (which, except in exceptional circumstances, shall be no less than termination of employment) in connection with any failed drug test;

2.2.16 Maintenance and Repairs. Perform (or cause to be performed and supervised) (i) such routine maintenance and repairs to the Resort as shall be required by any Loan Documents or Legal Requirements or as otherwise set forth in the Approved Resort Operating Plan, and (ii) such other obligations under any Mortgage which relate to the operation and management of the Resort;

2.2.17 Board and Owner Meetings. Cause Manager’s Representative and any other of Manager’s relevant employees to attend Owner’s board meetings and meet with Owner and/or Owner’s Representative on a quarterly basis, or more frequently as requested by Owner and/or Owner’s Representative to review the operations of the Resort. Owner will provide Manager with reasonable prior notice of such meetings, and where Manager’s Representative can not attend by virtue of irreconcilable conflict, Manager will arrange for other appropriate Manager personnel to attend such meeting. Manager will use its commercially reasonable efforts to cause Manager’s Representative to personally attend such meetings;

2.2.18 Cooperation with Audits and Public Filings. Prepare and review, as requested by Owner, all audits, public filings and disclosures for the Resort;

2.2.19 Mortgagee Approvals. Prepare all requests for Mortgagee approvals as required under the Loan Agreement or any Mortgage to the extent such approvals relate to Resort operations;

2.2.20 Credit Policies. Establish, in consultation with Owner and Gaming Owner during monthly management calls, terms of credit policies; provided, however, that Manager will have day-to-day authority to execute such credit policies in a commercially reasonable manner;

2.2.21 Gaming Operations. Manager will have the exclusive authority to, and the Manager will, conduct and direct all business and affairs in connection with the Gaming Operations, including, without limitation, (i) using reasonable measures to keep the Casino Premises clean and in good working order, subject to ordinary wear and tear; (ii) providing for appropriate security and surveillance for the Gaming Operations, including the hiring and supervision of security personnel, subject to regulatory oversight and access of the NGCB and all other Legal Requirements; (iii) placing advertising for the Gaming Operations; (iv) conducting the Gaming Operations subject to the system of internal controls (the “Internal Control System”) in place as of the Effective Date (which Internal Control System shall be subject to the necessary review and approval of the NGCB) and any changes instituted to the Internal Control System thereafter; provided, however, in no event will the Manager be responsible for providing operating capital for the Gaming Operations; and (v) performing any such other services or tasks required under any Legal Requirements applicable to the Gaming Operations. Solely for gaming licensing and compliance purposes, in performing its obligations under this Section 2.2.21, Manager shall act as a key employee to Gaming Owner.

2.2.22 Liquor Operations. Manager will have the exclusive right and authority to (a) manage, be responsible for and conduct the sale of liquor at the Resort; and (b) engage in all activities necessary or incidental thereto, including, without limitation, (i) use commercially reasonable efforts to maximize liquor sales; (ii) generally promote liquor sales, including, without limitation, developing, updating and implementing advertising, marketing, publicity, public relations, special events and sales which advertising, marketing, publicity, public relations, special events and sales shall be subject to Owner’s prior written consent, which consent shall not be unreasonably withheld or delayed; (iii) arrange for the purchase of liquor, beverages, operating supplies, merchandise, furnishings, fixtures and equipment, and all other supplies necessary for the Liquor Operations; (iv) obtain and maintain all Approvals necessary for the Liquor Operations; (v) establish accounting systems and internal controls as may be required by Legal Requirements; and (vi) performing any such other services or tasks required under any Legal Requirements applicable to the Liquor Operations. Solely for liquor licensing and compliance purposes, in performing its obligations under this Section 2.2.22, Manager shall act as a key employee to Owner.

2.2.23 Sublicense Opportunities. Pursuant to that certain Trademark License and Cooperation Agreement between Rank Licensing, Inc and Peter A. Morton, dated as of June 7, 1996, as has been subsequently assigned (the “Rank Agreement”), assist in sourcing, negotiating and securing sublicensing deals and opportunities in the Morton Territories. Manager shall also assist in enforcing, maintaining, and supporting the existing sublicense deals and projects.

2.2.24 Hard Rock Brand Promotion and Development. Work with Owner and its Affiliates to further develop the “Hard Rock Hotel & Casino” name and brand and work with consultants to develop, maintain and enhance brand services at the Resort, which shall include, maintaining and supporting prospective brand services agreement with Owner and its Affiliates and their sublicensees, all subject to and in compliance with the IP License.

2.2.25 Other Brand Promotion and Development. Work with Owner and its Affiliates or consultants to develop new and existing branding opportunities for those brands used (now or in the future) in connection with the Resort operations (e.g. Rehab), and coordinate with Owner to protect and maintain such brands and such branding opportunities. Subject to the requirements of Section 2.11, the Parties acknowledge that Affiliates of Manager may develop brand concepts in the course of their respective businesses, and that such brand concepts are the property of Manager’s Affiliates developing such concepts, but only if such concepts (i) do not derive from, involve or otherwise utilize any of the Resort Intellectual Property, including, without limitation, intellectual property of Owner or its Affiliates used in the Morton Territories, (ii) were not developed by the Owner, its Affiliates, or the employees of any of them (including, without limitation, Resort Employees), or (iii) were not developed or tested using Resort assets or Resort resources. The Parties acknowledge and agree that nothing in the foregoing will be construed in any way to grant any proprietary interest of the business of Zamination.com, LLC (or its brand identity or other assets) to Owner.

2.3 Manager Shall Not Pledge Credit of Owner. Except as authorized in the Approved Resort Operating Plan or otherwise approved in writing by Owner, in its sole discretion, and except in connection with trade payables for goods and services and other payments and obligations incurred in accordance with the Approved Resort Operation Plan, Manager shall not (a) pledge the credit of Owner, or (b) in the name of or on behalf of Owner borrow any money, execute any promissory note, or pledge, mortgage, or otherwise encumber any real or personal property used in connection with Resort or owned by Owner (including, without limitation, any accounts established under this Agreement). For the avoidance of doubt, a participation agreement in which the vendor of gaming equipment shares in net win proceeds will not be deemed an extension of credit.

2.4 Publicity and Public Relations. Owner shall have the exclusive right to control, manage and monitor all publicity and public relations for the Resort with respect to the following: (i) the general financial performance of the Resort, (ii) the purchase price or news that a certain sum of funds are used to renovate any portion of the Resort, (iii) any material change in the operation of the Resort, including, without limitation, employee layoffs or temporary shutdowns of facilities, (iv) the sale of the Resort, and (v) any other aspects relating to, or similar in nature to the foregoing. Owner will not issue any press release or other publicity in which the name of Manager is mentioned without first obtaining Manager’s approval, which shall not be unreasonably withheld. Manager will not use the name of Owner or any Mortgagee in connection with any press release, publicity or other announcement without the prior consent of Owner.

2.5 Purchasing. Manager and its Affiliates shall be prohibited from receiving or keeping any fees, commissions, discounts, rebates and payments from suppliers and vendors in connection with any purchasing or procurement contracts for the Resort. All such fees, commissions, discounts, rebates and/or payments from suppliers and vendors shall be the property of Owner.

2.6 Signatories. All contracts, leases, concessions or other agreements permitted to be entered into by Manager on behalf of Owner under this Agreement shall be executed by William W. Warner, an Owner’s Representative, the Chief Operating Officer or the Chief Financial Officer of the Resort. Manager will prepare and submit to the Owner a plan identifying Manager personnel, Owner personnel, and Resort Employees who are authorized to approve particular matters and/or execute certain instruments (such as purchase orders) subject to applicable limitations described in such plan (the “Authorization Plan”). The Authorization Plan, and all revisions thereto, will require the written approval of the Owner to become effective. Except in accordance with the Authorization Plan, no individuals or entities other than those described in the first sentence hereof shall have any authority to sign on Owner’s behalf.

2.7 Other Services. With the prior written approval of Owner, Manager or its Affiliates may provide other services in addition to the services required by this Agreement.

2.8 Franchise or License Agreement. Owner may elect to enter into a franchise or license agreement with respect to all or any portion of the Resort. In such event, Manager shall comply with all terms and conditions of any such franchise or license agreement in the operation of the Resort, including without limitation the brand standards required by such franchise or license agreement, the implementation of any property improvement plan, and the implementation of any shared services between such area of the resort subject to the franchise or license agreement and the other areas of the Resort.

2.9 Food and Beverage Entertainment. All programs and entertainment for those areas of the Resort known as The Joint, Vanity, Rehab and Body English shall be in accordance with the Marketing Plan.

2.10 Non-Competition. Manager covenants and agrees that, from and after the Effective Date and for the remainder of the Term (as such Term may be terminated earlier than its expiration date in accordance with the terms and provisions of this Agreement), neither it nor its Affiliates will conduct any Business Activity (as defined below) within the Restricted Area (as defined below). “Business Activity” means: (i) the provision of any management or operational consulting service to any hotel with non-restricted gaming (a “Hotel/Casino”); (ii) the ownership, or operation of any Hotel/Casino; (iii) entering into a partnership, joint venture, or similar arrangement, the purpose of which is the ownership, operation or management of any Hotel/Casino; or (iv) the acquisition of an ownership interest in any entity that operates any Hotel/Casino; provided, however, that nothing in the foregoing will prohibit an equity investment in a publicly-traded company of less than one percent (1.0%) of the issued and outstanding equity of such company. “Restricted Area” means the area that is within a 25-mile radius around the Resort. For the avoidance of doubt, nothing in this Section 2.8 (nor any other term or provision of this Agreement) will prevent or prohibit, or be deemed to prevent or prohibit, Manager or any Affiliate thereof from engaging in any Business Activity whatsoever outside of the Restricted Area.

2.11 Key Man Provisions. As a material inducement to Owner to engage Manager and enter into this Agreement, Manager agrees that at all times during the Term, (a) Manager will be under the direction and control of William W. Warner, and (b) William W. Warner will maintain control as a manager of Manager and as such, on behalf of Manager, and not in his individual capacity, shall (i) manage Manager’s performance of the services required pursuant to this Agreement, and (ii) will continuously, actively and diligently manage Manager and will use his reasonable commercial business judgment with respect to the Resort, in order that the same shall meet the Standards. During each Fiscal Year of the Term, William W. Warner shall be responsible for the oversight of Manager and Manager’s personnel in the performance of Manager’s duties and obligations under this Agreement, and shall dedicate sufficient time, effort and resources in connection with the management and operation of the Resort. As the expertise of William W. Warner is primary to the success of the Resort, this Agreement may be terminated upon thirty (30) days prior written notice without penalty by Owner in the event that Manager is no longer under the direction or control of William W. Warner (provided, however, that for the avoidance of doubt, amounts payable in accordance with Section 3.5 will be payable in connection with any such termination).

2.12 Relationship of Parties. Owner, as principal, and Manager, as agent, acknowledge and agree that this Agreement creates an agency relationship and Manager shall owe to Owner all duties and obligations arising from an agency relationship, that exist or may be implied, including without limitation all duties of loyalty, good faith, fair dealing, care, and full disclosure; provided, however, that (a) the express terms and provisions of this Agreement relating to the Manager’s authority and obligations will govern to the extent of any inconsistency (to the extent allowed by law) with legal principles of agency relationship, and (b) nothing in this Agreement shall constitute, or be construed to be, or create, a partnership, joint venture or lease or employment arrangement between Owner and Manager with respect to the Resort or the operation thereof. Employees or agents of Manager (including, without limitation, Warner Employees) are not by this Agreement or by any actions of Owner and/or Manager hereunder made employees of Owner.

2.13 Limitations on Authority. Notwithstanding anything contained in this Agreement to the contrary, Manager shall have no authority on behalf of Owner to do any of the following without Owner’s prior written approval, which approval may be withheld in Owner’s sole discretion, in each instance:

2.13.1 Except in connection with trade payables for goods and services and other payments and obligations incurred in accordance with the Approved Resort Operation Plan, borrow money, guaranty the debts of any third person, or mortgage, pledge, grant a security interest in or otherwise encumber all or any part of the Resort (including, without limitation, any real or personal property used in connection with the ownership or operation thereof or otherwise owned by any Owner);

2.13.2 Incur any liabilities or obligations to third parties in Manager’s capacity as agent of Owner which are unrelated to the operation, maintenance and security of the Resort or to the performance of Manager’s responsibilities under this Agreement;

2.13.3 Except in accordance with the Approved Resort Operating Plan, enter into any contract (or series of related contracts) for the provision of goods or services (including, liquor purchases, but excluding usual and customary arrangements for the direct benefit of gaming customers) or the engagement of consultants for the Resort if (i) the expenditures thereunder would, or are reasonably anticipated to, exceed $100,000 in the aggregate, or (ii) the term of such contract has a term in excess of one (1) year (unless the contract is terminable by Owner without payment or penalty upon 60 days’ notice or less);

2.13.4 Except in accordance with the Approved Resort Operating Plan, enter into any lease, license, concession if (i) the expenditures thereunder would, or are reasonably anticipated to, exceed $150,000 in the aggregate, or (ii) the term of such contract has a term in excess of one (1) year (unless the contract is terminable by Owner without payment or penalty upon 60 days’ notice or less);

2.13.5 Except in accordance with the Approved Resort Operating Plan, settle any casualty insurance claims which involve, or which are reasonably estimated to involve, amounts in excess of $10,000;

2.13.6 Institute or defend any legal or equitable proceedings with respect to the Resort, including the selection of counsel other than matters involving ordinary day-to-day operations of the Resort involving amounts in controversy of less than $10,000, or routine collection litigation;

2.13.7 Employ any legal or accounting firm for more than $10,000 individually or $50,000 in the aggregate for all legal and accounting firms, except in accordance with the Approved Resort Operating Plan;

2.13.8 Settle any tax claims or appeals;

2.13.9 Purchase goods, supplies and services from itself or any Affiliate of Manager, or enter into any other transaction with an Affiliate of Manager, unless prior to the consummation of such transaction all of the prices and other terms thereof and the identity of the vendor and its relationship to Manager shall have been disclosed to and approved by Owner in writing, which may be withheld in Owner’s sole and absolute discretion;

2.13.10 Provide complimentary rooms or services to any guests, employees or other persons except to advance a legitimate business purpose of the Resort, and in any event, the value of such complimentary services shall not exceed the amount allocated in the Approved Operating Budget for such complimentary services;

2.13.11 Acquire on behalf of Owner any land or any interest therein;

2.13.12 Consent to any condemnation or participate in any condemnation proceeding relating to the Resort, or any portion thereof;

2.13.13 Sell, transfer or otherwise dispose of all or any portion of the Resort;

2.13.14 Perform any alterations to the Resort or any portion thereof except to the extent Manager’s performance of any such alteration shall be expressly provided for in the Approved Resort Operating Plan;

2.13.15 Establish terms of credit policies, or negotiate or execute agreements with credit card companies;

2.13.16 Negotiate or make any agreement with any labor unions or enter into or amend or modify in any material respect any collective bargaining agreements with labor unions in connection with the Casino Premises; and

2.13.17 Take any other action which, under the terms of this Agreement, the Loan Documents or the IP License, is prohibited or requires the approval of Owner or the Mortgagee, as applicable.

2.14 Notice; Reporting. Manager shall promptly notify Owner, after becoming aware of any material litigation matters and violations of law or defaults under third party contracts relating to the operation of the Resort, in each case to the extent material in the context of the overall operations of the Resort and in each case occurring during the Term.

2.15 Management of Adjacent Property. Adjacent Property Owner engages Manager to manage the Adjacent Property Owner’s management and operation of the buildings and improvements on the Adjacent Property during the Term of this Agreement. Manager’s authority and responsibility with respect to the Adjacent Property will be limited to using commercially reasonable efforts to enforce the rights and remedies of Adjacent Property Owner under any Adjacent Property management agreement. Where necessary and to the extent applicable, references in this Agreement to the “Resort” and any management duties or obligations pertaining thereto, shall include the Adjacent Property and shall apply to the management duties and obligations of the Manager with respect to the Adjacent Property.

2.16 Management of Café Property. Café Owner engages Manager to manage the Café Tenant’s use, occupation and operation of the Café Property during the term of the Café Lease. In connection with the foregoing, Manager’s authority and responsibility with respect to the Café Property will be limited to using commercially reasonable efforts to enforce the rights and remedies of Café Owner under the Café Lease. Where necessary and to the extent applicable, references in this Agreement to the “Resort” and any management duties or obligations pertaining thereto, shall include the Café Property and shall apply to the management duties and obligations of the Manager with respect to the Café Property.

2.17 Owner Programs. Manager, with Owner’s approval, shall have the right to implement any loyalty or frequent guest or frequent player programs at the Resort, from time to time. Manager shall assist and oversee in implementing such programs, and shall administer and oversee such programs. All of the costs and expenses incurred in connection with the implementation, administration and operation of such programs shall be an Operating Expense, including, without limitation, a percentage of the value of the program points earned but not yet redeemed based upon an experience factor to be reasonably determined by Owner (to be adjusted on an annual basis upon actual redemption). Owner shall have the right, in its sole discretion, to discontinue or change the terms and conditions of such programs from time to time.

SECTION 3.	TERM.

3.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue until March 31, 2016 (the “Term”). This Agreement shall automatically terminate upon the expiration of the Term. The provisions of the Existing Resort Management Agreement shall determine the rights, remedies, powers, privileges, liabilities and obligations of Owner and Manager relating to periods through the Effective Date, and the provisions of this Agreement shall determine the rights, remedies, powers, privileges, liabilities and obligations of Owner and Manager relating to the Term. Notwithstanding anything in the foregoing to the contrary, the Parties agree that the provisions of Section 6.2 herein, the definition of “Incentive Management Fee” and all other definitions relating to the calculation and payment of the Incentive Management Fee, and the definition of “Term Year” will all have retroactive application to April 1, 2012 and onward.

3.2 Sale Buy-Out. Upon a Sale of the Resort, this Agreement will terminate upon the consummation of the Sale of the Resort, and Owner will pay Manager the Sale Buy-Out Amount no later than ten (10) days thereafter. Except as set forth in this Section 3.2, no Sale Buy-Out Amount will be due and payable from Owner to Manager upon any expiration or any other termination of this Agreement. Notwithstanding the foregoing, no successor owner shall be required to pay the Sale Buy-Out Amount.

3.3 Manager to Deliver Property Upon Termination. If this Agreement is terminated, Manager agrees to (i) peacefully vacate and surrender possession of the Resort, (ii) cease operation and management of the Resort on the effective date of such Termination, and (iii) deliver and assign to Owner, on or before the effective date of such Termination, any and all FF&E, Inventories and Operating Equipment (along with then-existing warranties, operating instructions and service contracts), Governmental Permits, Confidential Information of Owner then in the possession of Manager or its Affiliates, Guest Records, Resort Records, keys, locks and safe combinations, reservation lists, ledgers, documents evidencing the transfer of bank accounts to Owner or its designee, bank statements for all of the Resort’s accounts, budgets, all accounting books and records, employee personnel files, sales files and marketing records, insurance policies, bonds and other documents, memoranda, schedules, lists, contracts, agreements, leases, licenses, correspondence, and other items required for the management, maintenance and operation of the Resort, including all funds of Owner and any funds designated by Owner for repairs, replacements and renewals pursuant to Section 8.2. Any of the foregoing which are held in Manager’s name shall be assigned by Manager to Owner within five (5) business days after Termination. Manager shall promptly remit to Owner the balance (if any) of the Resort operating accounts and the FF&E Reserve, less any undisputed amounts due to Manager under this Agreement. All receivables of the Resort outstanding as of the effective date of termination or expiration, including, without limitation, guest ledger receivables, shall continue to be the property of Owner. Manager will turn over to Owner any receivables collected by Manager after the effective date of Termination which relate directly or indirectly to business conducted at the Resort.

3.4 Cooperation Following Termination. During the period following delivery of a notice of Termination, and for a reasonable period following the Termination, Owner and Manager shall fully cooperate with each other in connection with all matters relating to the Resort, and do all things reasonably necessary or advisable to effectuate, the proper and smooth transition of operations of the Resort from Manager to Owner or its designee. During the period following the Termination, in addition to any other payments to be made to Manager under this Agreement, including Transition Consideration, Manager shall be reimbursed for its actual reasonable expenses associated with Manager’s services provided at Owner’s request. The parties shall execute and deliver any termination or other necessary agreements either party shall reasonably request for the purpose of evidencing the termination of this Agreement. To the extent assignable, Manager shall assign all Approvals and all operating licenses used in the operation of the Resort, issued in the name of Manager, to Owner. If any liquor license for the Resort is held in the name of Manager that cannot lawfully be transferred to Owner or a successor Owner or operator of the Resort upon the Termination, and the Legal Requirements do not provide for issuance of a temporary license to allow for the continuation of sale of alcoholic beverages at the Resort following the Termination, Manager shall cooperate in temporary lawful arrangements reasonably approved by Manager for a period not to exceed one hundred eighty (180) days after the Termination allowing for the continuation of the use of the liquor license issued in Manager’s name for that period, so long as Manager is not required to incur any out-of-pocket expense in connection with the continuation of the use of the liquor license, and Manager shall in Manager’s reasonable judgment be adequately protected against any liabilities relating to the use of the liquor license, and Manager still manages the Liquor Operations. Any such period as described in the preceding sentence will be deemed a Transition Period for purposes of this Agreement. Manager shall cause to be prepared and delivered to Owner, based on information reasonably available to Manager from the books and records maintained by Manager for the Resort (including all books and records of the Gaming Operations in Manager’s possession), within sixty (60) days following the termination date, financial statements for the Resort for the final Fiscal Year, which shall include a certificate from the controller of the Resort or a senior corporate officer of Manager to the effect that, subject to any qualifications therein, the financial statements fairly present, in accordance with the Uniform System and generally accepted accounting principles, the financial position, results of operations and cash flows of the Resort for the final Fiscal Year. All Guest Records from the Resort shall be owned by Owner. Whether before or after termination of this Agreement, Owner and its Affiliates shall have the right to use Guest Records of the Resort and other information concerning the operations of the Resort in any manner Owner or its Affiliates desire. In no event will any Transition Period last beyond one hundred eighty (180) days without Manager’s consent.

3.5 Payment Upon Termination. All uncontested amounts due to Manager through the date of termination shall be paid within 30 days following the effective date of termination, or with respect to amounts that have not been calculated as of such time, within 30 days after calculation of such amount. Both Parties will strive to calculate all such amounts as promptly as possible after any Termination, and will cooperate with each other in good faith towards such end. With respect to any contested amounts not paid, the Party contesting such amount shall deliver to the other Party a statement describing such contested amount and describing the basis for such Party’s dispute of such amount, which, failing the Parties’ ability to resolve such dispute within an additional 30 days, may be submitted by either Party to dispute resolution in accordance with Section 19.2). With respect to the Incentive Management Fee, the Termination Incentive Fee calculated as of the effective date of termination will be payable to Manager. Owner shall also pay to Manager the Transition Consideration to the extent that Manager performs transition services from and after the effective time of such termination during the Transition Period. With respect to a termination occurring by virtue of a Sale of the Resort in accordance with Section 3.2, the Sale Buy-Out Amount will be payable in addition to the other amounts described in this Section 3.5.

SECTION 4.	BUSINESS PLANS.

4.1 Delivery by Manager of Resort Operating Plan. Manager will, in consultation with Owner, not less than 45 calendar days prior to the commencement of each full or partial Fiscal Year during the Term, submit to Owner, for its approval, a proposed Resort Operating Plan for operation of the Resort for the ensuing Fiscal Year.

4.2 Elements of the Resort Operating Plan. The Resort Operating Plan and updates thereto required hereunder shall include the elements described in this Section 4.2 and shall be subject to the review and written approval of Owner as described in Section 4.4.

4.2.1 Cash Flow Projection. The Cash Flow Projection shall be a projection of cash flow both in the aggregate and for each Accounting Period in the applicable Fiscal Year (or portion thereof).

4.2.2 Marketing Plan. The Marketing Plan shall include, but not be limited to, (i) occupancy projections and average daily rates by market segment, both in the aggregate and for each Accounting Period in the applicable Fiscal Year (or portion thereof); (ii) a detailed program for advertising and promotion; and (iii) a competitive hotel analysis.

4.2.3 Operating Budget. The Operating Budget shall be a detailed report, in a form substantially in accordance with GAAP and, to the extent applicable, the Uniform System of Accounts, estimating income and expenses both in the aggregate and for each Accounting Period in the applicable Fiscal Year (or portion thereof), and including (a) in narrative form, the assumptions which form the basis upon which the schedules were prepared, (b) detailed projections of any expenses to be paid to Manager, including but not limited to the Base Fees and Out-of-Pocket Expenses, (c) any benefits payable to the Resort’s employees, and (d) the following information in connection with the Gaming Operations: (i) a projected statement of the estimated income and expenses for the Fiscal Year, (ii) a balance sheet and projection of cash flow for the Fiscal Year, (iii) a schedule of repairs and maintenance (other than Capital Expenditures) expected during such Fiscal Year, and (iv) the minimum balance which must remaining in the Resort bank accounts for Gaming Operations and the House Bank as of the end of each month during such Fiscal Year. Manager shall also provide any other reports concerning the operations of the Resort as Owner or its lender shall reasonably request from time to time.

4.2.4 Capital Plan. The Capital Plan shall include remodeling, rebuilding, replacements, additions or improvements to the Resort which are of a capital nature and will include a detailed budget of Capital Expenditures for the ensuing Fiscal Year and a summary projection for the following three (3) years.

4.3 Financial Advisor. Manager may, in accordance with the Approved Resort Operating Plan, engage an independent firm or firms with expertise in hotel/casino operations to consult with concerning the Resort Operating Plan (and each component thereof).

4.4 Approval of Resort Operating Plan. Owner shall review its Resort Operating Plan and any revisions submitted by Manager in accordance with this Section 4.4 promptly upon receipt. Owner shall notify Manager of its approval or disapproval of its Resort Operating Plan within twenty (20) calendar days after receiving it. If Owner disapproves all or any portion of the Resort Operating Plan, Owner’s notice must include in detail the specific items in the Resort Operating Plan which Owner disapproves and the reasons for its disapproval, as well as those items in the Resort Operating Plan (if any) of which Owner approves. All items in the Resort Operating Plan which are thus approved by Owner shall become part of the Approved Resort Operating Plan. Manager shall resubmit a revised Resort Operating Plan to Owner within fifteen (15) days after Manager’s receipt of notice of Owner’s disapproval. The foregoing procedure shall be followed until the proposed Resort Operating Plan is fully approved by Owner. If Owner fails to timely notify Manager of its approval or disapproval of the Resort Operating Plans, Owner shall be deemed to have disapproved the Resort Operating Plan. If Owner has not approved all items in the Resort Operating Plan prior to commencement of the applicable Fiscal Year covered by it, until the new Resort Operating Plan is approved in its entirety, the items in the new Resort Operating Plan that have been approved by Owner shall become effective, and with respect to those items in the new Resort Operating Plan that have not been approved, those items shall be determined by increasing the preceding Fiscal Year’s actual expense in accordance with the Loan Agreement. The resulting Resort Operating Plan obtained in accordance with the preceding sentence shall be deemed to be the Resort Operating Plan in effect until such time as the Parties have resolved the items in dispute.

4.5 Implementation of Approved Resort Operating Plan. Manager may, after notice to and approval from Owner, revise the Resort Operating Plan from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of expense. Further, after notice to Owner, Manager may reallocate part or all of the amount budgeted with respect to any line item to another line item and may make such other modifications to the Resort Operating Plan as Manager deems necessary, provided that the total amount budgeted for any department in the Resort Operating Plan may not be adjusted by more than 5% without approval from Owner. Manager shall provide Owner with a revised Resort Operating Plan on (i) a monthly basis during the first twelve (12) months of the Term, and (ii) a quarterly basis thereafter. Owner acknowledges that the Resort Operating Plan is intended only to be a reasonable estimate of the Resort’s revenues and expenses for the ensuing Fiscal Year. Manager shall not be deemed to have made any guarantee or covenant concerning projected results contained in the Resort Operating Plan; provided, however, Manager shall use commercially reasonable efforts to operate the Resort in accordance with the Approved Resort Operating Plan and shall obtain Owner’s prior approval for any expenditures in excess (on an annual basis) of the Approved Resort Operating Plan.

4.6 Representatives. Owner and Manager shall each designate a representative(s) to act as the primary contact for communications from Manager to Owner (the “Owner’s Representative” and the “Manager’s Representative”, respectively). Notwithstanding anything contained in this Agreement to the contrary, where approval or consent or other action of the Manager is required, such approval shall mean the written approval of the Manager’s Representative, who, as between Manager and Owner, shall be provided with all requisite corporate authority to act on behalf of Manager for purposes of this Agreement. Where approval or consent or other action of the Owner is required, such approval shall mean the written approval of the Owner’s Representative, who, as between Owner and the Manager, shall be provided with all requisite corporate authority to act on behalf of the Owner for purposes of this Agreement.

SECTION 5.	ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS.

5.1 Monthly Reports. Manager shall deliver to Owner within twenty-five (25) days after the end of each Accounting Period (or such earlier timeframe required by Mortgagee) an interim accounting showing the results of the operation of the Resort (including Gross Revenues and Operating Expenses, statement of cash flow and balance sheet) for such month and for the Fiscal Year to date (the “Monthly Report”). Such Monthly Report shall (i) be in a form reasonably agreed upon by Owner and Manager, accompanied by such supplementary report(s) and information as may be reasonably requested by Owner in writing or any Mortgagee from time to time, (ii) be taken from the books and records maintained by Manager for the Resort in the manner specified in this Agreement; (iii) separately state the amount of each of the Management Fees and any other amounts payable or expenses reimbursable to Manager, together with reconciliation and support of such amounts; and (iv) separately state expenditures from and contributions to the FF&E Reserve, detailing expenditures against the items budgeted at that point in time, and showing the beginning balance, the required additional FF&E Reserve contributions, deductions for expenditures and an ending balance. Manager shall advise Owner of variances that have occurred and that are anticipated between the applicable Approved Resort Operating Plan and actual results by giving Owner a monthly variance report (along with the statements mentioned above). Manager shall submit to Owner, on a daily basis, a daily cash balance snapshot. Manager shall also submit to Owner, on a daily basis, a daily gaming snapshot (tables and slots) report and a daily top 10 winners and losers (tables and slots) report, complimentary reports (including promotional chip logs and player travel reimbursement logs), player discount reports, and any additional reports or information regarding the Gaming Operations that may be reasonably requested by Owner in writing or any Mortgagee from time to time. Upon expiration of the Term, Manager and Owner will cooperate with one another in good faith towards the calculation and compilation of the Monthly Report for the final month of the Term, in an effort to have the Monthly Report for such final month completed within thirty (30) days after the expiration of the Term.

5.2 Year-End Financial Statements. Manager shall deliver to Owner within thirty (30) days after the end of each Fiscal Year, a financial statement showing the results of the operation of the Resort for the Fiscal Year. Such financial statement shall include, in addition to the information contained in the Monthly Report, any other information reasonably requested by Owner or any Mortgagee.

5.3 Audits. With respect to each Fiscal Year, Owner shall have an annual accounting, audited and certified by an Independent Auditor selected by Owner, showing the results of operations of the Resort during such Fiscal Year (including Gross Revenues and Operating Expenses, statement of cash flow and balance sheet) and any other information necessary to make the computations required by this Agreement or which may be reasonably requested by Owner, all for such Fiscal Year. For all purposes, including, without limitation, the calculation of the Management Fee, in the event of a discrepancy, the audited and certified annual accounting for any Fiscal Year shall be controlling over the Monthly Reports for such Fiscal Year. Manager shall reasonably cooperate with any Person conducting the audit and shall make available to the Independent Auditor at the Resort within ten (10) days following Owner’s notice respecting such audit, all of the books, source documents, accounts, records and sales tax reports of Manager and/or any of its subtenants, concessionaires, licensees and/or assignees which such Independent Auditor deems necessary or desirable for the purpose of making such audit of Resort records. The final figures of any audit shall control over the Monthly Reports prepared by Manager for the Fiscal Year.

5.4 Books and Records. Manager shall maintain complete and accurate books of account and such other records as are necessary to reflect the operations of the Resort in accordance with GAAP and, to the extent applicable, the Uniform System of Accounts, except as provided by this Agreement or as otherwise approved by Owner. All such books and records shall constitute the property of Owner, and Owner shall have the right at its expense (and not as an Operating Expense) to inspect the books and records during normal business hours upon reasonable advance notice to Manager, provided that Owner makes reasonable efforts to minimize any interference with on-going business operations resulting from its inspection of the books and records. Upon a Termination, Manager shall deliver the books and records to Owner who shall maintain the books and records for a period of at least seven (7) years after the Termination, and Manager shall have the right to inspect the books and records of the Resort transferred to Owner during that period and for so long thereafter as Owner keeps such books and records. Manager shall also maintain full and complete records of all past and present Warner Employees performing duties at the Resort. Manager shall prepare and timely file all necessary reports respecting withholding taxes, social security taxes, unemployment insurance, disability insurance, the Fair Labor Standards Act, and all other statements and reports pertaining to labor employment in or about the Resort.

5.5 Resort Accounts. All Gross Revenues, other receivables collected and other sources of cash derived in connection with the operation or financing of the Resort shall be deposited by Manager in Resort bank accounts in Owner’s name in a bank designated by Owner. All funds deposited in the Resort’s bank accounts shall be the sole property of Owner.

Withdrawals from the Resort’s bank accounts, including the bank account containing the FF&E Reserve, shall be made only by signatories designated by Manager or Owner. All checks written from the Resort’s bank accounts shall require the signature of two (2) Authorized Signatories (as defined below). Any check written in excess of $10,000 will require the signature of an Owner’s Representative or the approval of Owner which may be requested and given by return facsimile. For purposes of this Section 5.5, the following persons will be authorized to sign checks: William W. Warner, Dan Roy, the Chief Financial Officer, the Chief Operating Officer, or such other persons approved by Owner from time to time (the “Authorized Signatories”). Reasonable petty cash funds shall be maintained at the Resort. Manager shall cause all of its employees handling cash, checks or other types of revenues to be bonded, with reasonable limits and deductibles approved by Owner. Manager shall establish reasonable controls to ensure accurate reporting of all transactions involving such accounts, and accounts shall require positive pay and electronic reconciliation features to reduce possibilities of fraud.

5.6 GAAP and the Uniform System. Notwithstanding anything contained in this Agreement to the contrary, all of the books, records and accounts of the Resort under this Agreement shall kept and maintained in accordance with GAAP, and, to the extent applicable, the Uniform System of Accounts.

5.7 SEC Compliance. Manager shall cooperate with Owner with respect to Owner’s compliance with all reporting, filing and regulatory requirements of the United States Securities and Exchange Commission. In accordance with the foregoing, Manager will supervise the Resort’s accounting staff.

SECTION 6.	COMPENSATION OF MANAGER.

6.1 Base Fee. During the Term, Owner shall pay to Manager, in consideration for its services, a base fee in the amount of One Hundred Sixty Thousand and no/100 U.S. Dollars ($160,000) per month, prorated for any partial month (the “Base Fee”); provided, however, such amount shall be reduced by Ten Thousand and no/100 U.S. Dollars ($10,000) per month, if at Owner’s election, Manager (through Howard Tribble or such other construction consultant approved by Owner) is no longer providing the Construction Services in connection with the Resort. The Base Fee shall be payable on a monthly basis on the first day of each calendar month during the Term. Manager may pay the Base Fee to itself from the Resort’s bank accounts and/or from Gross Revenues in accordance with the foregoing payment provisions.

6.2 Incentive Management Fee. In addition to the Base Fee, from and after April 1, 2012, Owner will pay Manager the Incentive Management Fee in accordance with this Section 6.2. Concurrently with the delivery of the Monthly Report for the final month of each Term Quarter, Manager will calculate the Estimated Quarterly Incentive Management Fee for such Term Quarter, and will promptly deliver notice of such calculation to Owner. The Estimated Quarterly Incentive Management Fee (or undisputed portion thereof, if Owner disputes such calculation) will be payable to Manager within ten (10) calendar days after Manager delivers such calculation to Owner. As soon as EBITDAM actually achieved for a Term Year has been ascertained, Manager will calculate the resulting Reconciliation Amount, and will promptly deliver notice of such calculation to Owner. If the Reconciliation Amount for a Term Year is a positive value, then the Manager will receive the Reconciliation Amount within ten (10) calendar days after invoice to Owner therefor. If the Reconciliation Amount for a Term Year is a negative value, then the absolute value of such Reconciliation Amount will be set off against the immediately succeeding payments owing from Owner to Manager hereunder until such absolute value has been set off in full, unless this Agreement has been terminated in which event such amounts shall be paid over to Mortgagee.

6.3 Calculation of EBITDAM. Whenever a payment provided for under this Agreement requires a calculation of EBITDAM for a particular period, then such calculation will be made by Manager promptly upon unaudited financial statements for the Resort operations and covering the applicable period becoming available to Manager. If subsequent audited financial statements show that adjustments to EBITDAM for the particular period should be made, then either Party may send written notice of such fact to the other Party, and EBITDAM for the particular period will be adjusted accordingly. From and after any termination or expiration of this Agreement, Owner will deliver to Manager true and correct copies of all audited financial statements for the Resort operations for all periods covered by the Term promptly upon such audited financial statements becoming available.

6.4 Disputed Calculations. If Owner, in good faith, disputes any calculation provided by Manager pursuant to SECTION 6, then Owner will provide Manager with written notice of such dispute within ten calendar days after Owner’s receipt of such calculation, with such notice to provide Owner’s calculation of the relevant amount in reasonable detail. The Parties will then promptly and in good faith strive to expeditiously resolve such dispute; provided, however, that any disputed calculations not so resolved within thirty (30) days after the date that Owner has provided notice of the dispute may be submitted by either Party to binding arbitration in accordance with Section 19.2.

6.5 Reimbursement of Expenses. Owner agrees that upon the presentation of appropriate invoices, Owner will reimburse Manager for (i) reasonable out of pocket “coach” class airfare and other travel expenses necessary for Manager to perform its duties hereunder, including without limitation, lodging, means and rental cars, but specifically excluding any travel expenses incurred in commuting to and from the Resort by any of the Warner Employees, (ii) reasonable meal expenses incurred during any authorized travel in connection with performing Manager’s duties hereunder, (iii) reasonable attorney fees and expenses incurred in connection with the performance of Manager’s duties hereunder (excluding any costs of the in-house legal counsel of Manager or Manager’s parent company), (iv) other expenses as agreed by Owner from time to time, and (v) any out of pocket fees, charges, or other expenses incurred by Manager in connection with obtaining any Approvals, as well as any excise or similar tax that may be imposed upon Manager with respect to the fulfillment of its duties hereunder (provide, however, that in no event is the foregoing to be interpreted as a requirement to reimburse Manager for amounts constituting income tax of Manager) (collectively, “Reimbursable Expenses”). Any such reimbursements shall be for the amount of the actual cost of the expense, without premium or markup. Manager shall submit an invoice to Owner on a monthly basis setting forth the Reimbursable Expenses incurred by Manager in connection with Manager’s performance of its obligations pursuant to this Agreement. With respect to such Reimbursable Expenses, the invoice shall include an itemized account of such expenses, together with reasonable and appropriate documentation and receipts verifying the amounts of the expenses. Owner will pay the invoices submitted by Manager within ten (10) calendar days of receipt by Owner.

SECTION 7.	CASH DISTRIBUTIONS AND ADDITIONAL FUNDING.

7.1 Cash Distributions. On a monthly basis, Manager shall pay from the Resort bank accounts all distributions in accordance with the timing and priority set forth in the Loan Agreement.

7.2 Additional Funding. To the extent that Manager projects an operating loss for any Accounting Period, Owner shall provide additional funds from the Working Capital Reserve in the amount of any such operating loss within ten (10) business days after receipt of notice from Manager of such projected operating loss. Manager shall include Mortgagee on any notices for funds pursuant to this Section 7.2.

7.3 Manager’s Obligations Subject to Sufficient Capital. In no event will the Manager be responsible for providing operating capital for the operation of the Resort, the Adjacent Property, or the Café Property. The Manager will not be deemed to be in breach of its obligations under this Agreement to the extent performance of such obligations is rendered commercially impracticable by the unavailability of such operating capital. In no event will the Manager be required to advance funds to or for the benefit of any Owner.

SECTION 8.	MAINTENANCE AND REPAIRS; CASUALTY.

8.1 Routine Maintenance and Repairs; Emergency Repairs. Manager shall maintain the Resort in good order, condition and repair in accordance with the Approved Resort Operating Plans, the Standards, the IP License and in conformity with all Legal Requirements and regulations and the Loan Agreement, and Manager shall make or cause to be made such Routine Capital Expenditures and replacements, repairs and additions of FF&E as are reasonably necessary or consistent with the foregoing. The cost of such Routine Capital Expenditures and FF&E repairs, replacements and additions shall be funded from the FF&E Reserve or as otherwise set forth in the Approved Resort Operating Plan. Manager shall have the right, without Owner’s consent, to make Routine Capital Expenditures that are not otherwise contemplated by the Approved Resort Operating Plan up to a maximum expenditure of $25,000 if: (a) in Manager’s reasonable opinion, such expenditures are necessary to prevent imminent criminal or civil liability or penalty or imminent threat of injury or harm to Resort guests or employees or property and must be effected on an emergency basis; and (b) Manager delivers notice thereof to Owner within twenty-four (24) hours of making such expenditure. Manager shall treat such expenditures under this Section 8.1 as Operating Expenses.

8.2 FF&E Reserve; Capital Expenditures.

8.2.1 FF&E Reserve. For each Accounting Period, unless such reserve is funded by deposits made by a servicer or other agent under a cash management agreement required by a Mortgagee, Manager shall deposit out of Gross Revenues into a separate Resort bank account as a reserve for replacement of FF&E and the cost of Routine Capital Expenditures (the “FF&E Reserve”) in the amount of three and one-half percent (3.5%) of Gross Revenues. At the end of each Fiscal Year, any amounts remaining in the FF&E Reserve shall be carried forward to the next Fiscal Year, and shall be in addition to the amount to be reserved in the next Fiscal Year. Any interest earned on the FF&E Reserve shall be added to the FF&E Reserve. All expenditures from the FF&E Reserve shall be made in accordance with the Loan Agreement.

8.2.2 Capital Expenditures. Owner will expend such amounts for Capital Expenditures as shall be required, in the course of the operation of the Resort, to maintain, at a minimum, the Resort in compliance with any Legal Requirements and to comply with the Approved Capital Plan and the Loan Agreement. The cost of the Capital Expenditures shall be paid by Manager out of the FF&E Reserve or provided by Owner from the Working Capital Reserve, in either event in accordance with the Loan Agreement. The Manager shall have no right to incur Capital Expenditures without Owner’s prior written consent except in accordance with the Approved Capital Plan or subject to any limitations in the Loan Agreement, to correct an emergency condition (which may include without limitation, maintenance, replacements or repairs which require immediate action to preserve and protect the Resort, assure its continued operation, and/or protect the comfort, health, safety and/or welfare of the Resort’s guests or Resort Employees). If Capital Expenditures are required by reason of any law, ordinance, regulation or order of a competent Government Authority, Manager shall promptly give Owner notice thereof, but only upon Owner’s prior written approval (which approval may be granted or withheld in Owner’s reasonable discretion) shall Manager be authorized to incur such expenditures or to contest the law, ordinance, regulation or order requiring such expenditure (subject to the immediately preceding sentence). Upon expiration or termination of this Agreement, all remaining amounts in the FF&E Reserve shall be promptly remitted to Owner by Manager.

8.3 Liens. Manager shall use its diligent efforts to prevent any liens from being filed against the Resort which arise from any maintenance, repairs, replacements, alterations, additions, improvements or restoration in or to the Resort and to obtain the release of any liens which may be filed, utilizing Resort funds available for payment therefor, unless Owner elect to contest any such lien. To the extent that Manager becomes aware that any such liens have been filed, Manager shall promptly notify Owner.

8.4 Ownership of Replacements, Etc. All maintenance, repairs, replacements, alterations, additions, improvements and restoration made pursuant to this SECTION 8 shall be the property of Owner both during the Term and after Termination.

SECTION 9.	NAME; INTELLECTUAL PROPERTY.

9.1 Name. During the Term, the Resort shall be operated under the name “Hard Rock Hotel & Casino, Las Vegas”, or such other business name as may be approved by the Resort Owner. Signage must be consistent with applicable governmental requirements and any recorded restrictions affecting the Resort. In connection with Manager’s management of the Resort during the Term, Manager may use the Resort names and any other logos, trademarks, trade names, emblems, insignias, slogans, color schemes or distinguishing characteristics which belong to Owner and relate only to the Resort, but only for the purposes set forth in this Agreement, and subject at all times to the limitations in the IP License. Manager shall have no right to use any of the names of Owner without Owner’s prior written approval.

9.2 Compliance with IP License. During the Term, Manager shall manage and operate the Resort in strict compliance with the terms and conditions of the IP License, and shall otherwise comply with the IP License at all times.

9.3 Marks, Resort Intellectual Property, Customer Lists. Manager hereby disclaims any right or interest in or to the Marks or the Resort Intellectual Property. Manager disclaims any ownership interest in or to the Guest Records or any other databases or lists of customers of the Resort or Owner. Manager covenants that in the event of termination, cancellation or expiration of this Agreement, whether as a result of a default by Owner or otherwise, Manager shall not hold itself out as the manager of the Resort, the Adjacent Property or the Café Property, nor will it utilize any Marks or any Resort Intellectual Property or any variant thereof in the name or operation of any property.

9.4 Manager Intellectual Property. Owner acknowledges and agrees that Manager owns all right, title and interest in the Manager Intellectual Property and disclaims any right, title or interest thereto. The Parties acknowledge and agree that in order for Manager to use the Manager Intellectual Property in connection with Manager’s provision of services under the terms of this Agreement, Manager will require access to certain operating and financial data of the Resort on a daily basis. In connection with the foregoing, Owner agrees to make such data available to Manager as Manager may reasonably request, subject to all terms and provisions of Section 21.15.

SECTION 10.	POSSESSION AND USE OF HOTEL.

10.1 Use. Manager shall use the Resort solely for the operation of a resort in the manner described in this Agreement.

10.2 Compliance with Laws and Regulations. Subject to having sufficient funds therefor in the Resort bank accounts, Manager shall comply with any and all Governmental Permits and Legal Requirements applicable to the Resort, including, but not limited to, all Environmental Laws, laws relating to employees, and recorded restrictions affecting the Resort.

10.3 Owner’s Right to Inspect. Owner and Mortgagee shall have the right to inspect the Resort and examine the books and records of Manager pertaining to the Resort (including, the Gaming Operations and the Liquor Operations) at all reasonable times during the Term upon reasonable advance notice to Manager.

10.4 Hazardous Materials.

10.4.1 Removal and Remediation. In the event of the discovery of Hazardous Materials on any portion of the Resort during the Term, Owner and Manager will reasonably cooperate in connection with the investigation and remediation of Hazardous Materials and repair or replacement of damaged portions of the Resort.

10.4.2 Use. Manager shall not knowingly allow any Hazardous Materials to be used, generated, released, stored or disposed of on, under or about, or transported from, the Resort, other than in full compliance with Environmental Laws. Owner may approve such use subject to reasonable conditions to protect the Resort and Owner’s interests. Manager shall use diligent efforts to comply with, and maintain the Resort in compliance with, Environmental Laws.

10.5 Access; EDR. Owner covenants that, during the Term (and for any Transition Period), Manager shall have complete peaceable access to and presence in the Resort in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by Owner or by any other person or entity. In connection with the foregoing, Owner will provide office space in the Resort for the Warner Employees performing duties on behalf of Manager pursuant to this Agreement. Further, Owner agrees that such Warner Employees, while on duty on behalf of Manager pursuant to this Agreement, may have access to the Resort’s employee dining room on the same terms that such facility is made available to other Resort Employees.

SECTION 11.	INSURANCE.

11.1 Owner Insurance. Owner shall obtain and maintain, or cause to be maintained, at all times during the Term and at its own expense, insurance coverage in connection with the Resort required pursuant to the Loan Documents including but not limited to:

(a) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage arising from or in any way connected to the Resort, naming Manager as an additional insured;

(b) crime insurance with coverage at least equivalent to that available on a 3D form for employee dishonesty; on/off premises money, securities, computer and credit card fraud, robbery and safe burglary and including third party coverage in connection with the Resort, and naming Manager and Mortgagee as additional insureds, with limits of not less than the limits specified in the Loan Agreement (as may be amended from time to time) or the Loan Documents if the Loan Agreement is no longer in place;

(c) automobile insurance for Owner owned, leased and non-owned automobiles with limits not less than $5,000,000, including Manager as an additional insured;

(d) employment practices liability insurance with limits not less than $5,000,000 per loss in relation to Resort Employees and Manager’s employees; and

(e) worker’s compensation covering the Resort Employees, including alternative employer endorsement naming Manager and employer’s liability with limits not less than $1,000,000.

11.2 Manager Insurance. Manager shall, at all times during the Term and at its own expense, maintain in full force and effect the following insurances naming Manager and Owner as insureds:

(a) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage for operations excluding and not in any way connected to the property, with such insurance to be on an “occurrence” basis with a per occurrence limit of not less than $2,000,000 and naming Owner and Mortgagee as an additional insured;

(b) worker’s compensation insurance in compliance with law and employer’s liability coverage with limits no less than $1,000,000 covering Warner Employees;

(c) employment practices liability insurance with limits not less than $1,000,000 per loss covering Warner Employees;

(d) professional liability insurance covering acts, errors and/or omissions of Warner Employees, with a limit of not less than $2,000,000 per claim;

(e) automobile insurance for Manager owned, leased and non-owned automobiles with limits not less than $1,000,000, and naming Owner as an additional insured;

(f) employee dishonesty coverage covering Warner Employees, with limits of not less than $2,000,000, including third party coverage in connection with the Resort, and naming Owner and Mortgagee as additional insureds;

(g) Construction-specific insurances as agreed in writing with Owner prior to commencement of any work conducted by Manager.

All insurance provided shall be obtained under valid and enforceable policies, and shall be issued by financially sound and responsible insurance companies authorized to do business in the State of Nevada and having an S&P rating of “A-” or better.

11.3 Payment of Premiums; Evidence. The Party obligated to provide insurance coverage under Section 11.1 or Section 11.2 (the “Covering Party”, as applicable to each such Section) shall pay all premiums for each policy of insurance required by such Section when due. The Covering Party shall forward to the other Party, as such other Party may request from time to time prior to the renewal date for each insurance policy, signed certificates of insurance, including certificates for renewal and replacement policies, together with written evidence that the premiums therefore have been paid in full. Such evidence of insurance shall be accompanied by an endorsement providing for 30 days prior written notice to the other Party of cancellation of the coverages described in Section 11.1(a) and Section 11.2(a). The Covering Party insurances set out in Section 11.1 and Section 11.2 shall be primary and the other Party’s insurance shall be non-contributory.

SECTION 12.	INDEMNITY; LIMITATION OF LIABILITY.

12.1 Indemnification of Owner. To the fullest extent permitted by Legal Requirements Manager shall indemnify, protect, hold harmless and defend Owner, its Affiliates, and all of their respective officers, directors, shareholders, members, employees, agents, successors and assigns (including without limitation any Mortgagee) from and against any claims, liabilities, liens, suits, judgments, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from the Gross Negligence, Fraud or Willful Misconduct of Manager. Manager’s obligations pursuant to this Section 12.1 shall survive Termination.

12.2 Indemnification of Manager. To the fullest extent permitted by Legal Requirements, Owner shall indemnify, protect, hold harmless and defend Manager, its Affiliates, and all of their respective officers, directors, shareholders, members, employees, agents, successors and assigns harmless from and against any claims, liabilities, liens, suits, judgments, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from or connected with the Resort, the management of the Resort by Manager, or the performance or exercise of any of the duties, obligations, powers or authorities herein or pursuant to the Liquor Management Agreement, the Gaming Management Agreement or the IP License or hereafter granted to Manager by Owner; provided, however, that Owner shall have no obligation to indemnify Manager for those matters for which Manager is obligated to indemnify Owner pursuant to Section 12.1 above. Owner’s obligations pursuant to this Section 12.2 shall survive Termination. For avoidance of doubt, “Resort” as used in this Section 12.2 includes the Adjacent Property and the Café Property.

12.3 Indemnification Procedure. Any indemnified party shall be entitled, upon written notice to the indemnifying party, to the timely appointment of counsel by the indemnifying party for the defense of any claim, which counsel shall be subject to the approval of the indemnified party. If, in the indemnified party’s judgment, a conflict of interest exists between the indemnified party and the indemnifying party at any time during the defense of the indemnified party, the indemnified party may appoint independent counsel of its choice for the defense of the indemnified party as to such claim. Additionally, regardless of whether the indemnified party is appointed counsel or selects independent counsel (i) the indemnified party shall have the right to participate in the defense of any claim and approve any proposed settlement of such claim, and (ii) all costs, expenses and attorneys’ fees of the indemnified party shall be borne by the indemnifying party. If the indemnifying party fails to timely pay such costs, expenses and attorneys’ fees, the indemnified party may, but shall not be obligated to, pay such amounts and be reimbursed by the indemnifying party for the same, which amounts shall bear interest at the rate provided for in Section 16.3.3 until paid in full. The Parties hereby acknowledge that it shall not be a defense to a demand for indemnity that less than all claims asserted against the indemnified party are subject to indemnification. If a claim is covered by the indemnifying party’s liability insurance, the indemnified party, subject to a standard of commercial reasonableness, shall not take or omit to take any action that would cause the insurer not to defend such claim or to disclaim liability in respect thereof.

12.4 Insurance Coverage. Notwithstanding anything to the contrary in this SECTION 12, the Parties shall first tender to the insurer under the respective insurance policies covering any third-party claim. If such insurance policies are subject to a deductible or self-insured retention, the indemnified party may request indemnification up to the amount of the deductible or self-insurance retention. If the insurance company denies coverage or reserves rights as to coverage, then the indemnified parties shall have the right to indemnification in accordance with this SECTION 12. The provisions of this Section 12.4 shall survive the expiration or termination of this Agreement.

12.5 Limitation of Liability. NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY PUNITIVE, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES except to the extent that any of the foregoing described damages are claimed against a Party or its indemnitee parties by a third party, and such Party is entitled to indemnification from the other Party hereto pursuant to this SECTION 12 with respect to such third-party claim.

SECTION 13.	HOTEL EMPLOYEES.

13.1 Hiring and Compensation of Employees. All Resort Employees (including the Chief Operating Officer) shall at all times be the employees of the Resort Owner or its Affiliate, and in no event shall they be deemed to be employees of Manager, except with respect to those Resort Employees that Manager expressly agrees in writing will be employed by Manager. Subject to the Approved Resort Operating Plan, Manager shall have discretion to hire, promote, supervise, direct, train and terminate all Resort Employees; to determine their compensation; and, generally, to establish and maintain all policies relating to employment. Manager shall use commercially reasonable efforts and exercise reasonable care to select qualified, competent and trustworthy Resort Employees. No individual whose prior activities, criminal record, if any, or reputation, habits and associations are known to pose a threat to the public interest, the effective regulation of Gaming, or to the gaming licenses of the Manager or the Owner or any of their Affiliates, including LVHR, or to create or enhance the dangers of unsuitable, unfair or illegal practices and methods and activities in the conduct of Gaming, shall knowingly be employed by the Manager or the Resort Owner. Without limitation of the foregoing, no person that has been found unsuitable by the Nevada Gaming Authorities or that has not received a license or employee registration as required by the Gaming Act may be a gaming employee. Any costs associated with obtaining background investigations of employees and prospective employees shall constitute an Operating Expense. Owner shall have the right to interview and approve the individuals selected by Manager as the Chief Operating Officer, the Chief Financial Officer and other positions having a title of “President” or “Vice President” prior to their appointment (collectively, the “Executive Staff”). Prior to appointing any member of the Executive Staff, Manager shall provide Owner with a written summary of such individual’s professional experience and qualifications and shall offer Owner the opportunity to interview the candidate at the Resort or another mutually acceptable location. The removal or termination of any member of the Executive Staff shall be subject to prior consultation with Owner.

13.2 Laws Relating to Employees. Manager shall maintain all personnel records and payroll systems for Resort Employees and shall comply with all record keeping and reporting requirements of all state and federal laws relating to employees, including state and federal Form 941-A preparation, EEOC reporting, worker’s compensation reporting, wage and hour compliance, Form W-4 and Form W-2 preparation, Form 1-9’s, occupational license taxes, wage administration, personnel guidelines and processing, and employee fringe benefits reporting. Manager shall comply with all other state and federal laws relating to employees, including, without limitation, all laws relating to immigration, naturalization and resident aliens and all laws relating to wage and hours, EEO, NLRA, OSHA and ERISA.

13.3 Employees Residing at Resort. No employees shall reside at the Resort or shall be permitted free accommodations at the Resort unless such residency and any free accommodations are a clearly delineated item of an Approved Resort Operating Plan or otherwise approved in writing in advance by Owner.

13.4 Employee Claims. The defense and resolution of all Employee Claims, regardless of the entity against which Employee Claims are made, shall be subject the limitations and restrictions set forth in Section 2.13.6. Either Party shall promptly give notice to the other Party of any Employee Claim made against such Party.

13.5 Non-recruitment of Employees. Owner and Manager each covenant and agree that, during the Term and for a period of one year after the expiration of or any termination of this Agreement, neither it nor its Affiliates will directly or indirectly employ, cause to be employed, solicit or recruit for engagement or employment, or encourage to leave employment with the other Party, any employee of the other Party or any of their Affiliates; provided that the foregoing shall not be deemed to prohibit general advertisement or solicitations that are not directed to such employees (but further provided that a Party’s employee may not be employed or hired in contravention of this Section 13.5 if such employee responds to any such permitted non-directed advertisement or solicitation), nor shall anything in the foregoing apply to any employee of Owner, who, within twelve (12) months prior to the commencement of employment with Owner, were employed by Manager or any of its Affiliates. Owner and Manager acknowledge and agree that the obligations set forth in this Section 13.5 are a direct inducement for each Party to enter into this Agreement.

SECTION 14.	MANAGER PERSONNEL.

14.1 Manager’s Executive Personnel. In connection with the services that Manager is providing to Owner and the Resort hereunder, Manager (or an Affiliate thereof) shall, at its cost and expense, be responsible for hiring, employing and supervising the following personnel as employees of Manager (or an Affiliate thereof): (i) a chief marketing officer, (ii) a Development Executive (as hereinafter defined), and (iii) a food and beverage executive (collectively, the “Key Executives”). Within thirty (30) days after the Effective Date, Owner will inform Manager of its desired qualifications of the Development Executive (which may be communicated by electronic mail from Andrea Balkan to William W. Warner). Manager will promptly notify Owner of any reasonable concerns Manager has with respect to such qualifications as communicated to Manager, and the Parties will, in good faith, strive to agree upon such qualifications as promptly as practicable. Manager will have up to 120 days after agreement upon qualifications to hire such Development Executive (notwithstanding the September 15, 2012 deadline generally provided for the hiring of Key Executives below in this Section 14.1). Upon hiring, the Key Executives shall be deemed to be Warner Employees. Manager shall ensure that the Key Executives dedicate sufficient time, attention, effort and resources to the management and operation of the Resort. If Manager fails to hire all of the Key Executives on or before September 15, 2012 or if, during the Term, any Key Executive departs or is terminated and not replaced by Manager within 120 days from the date of departure or termination, as applicable, then Owner shall have the right to terminate this Agreement upon 10 days prior written notice to Manager, without penalty and without payment of any fee to Manager (except for amounts payable in accordance with Section 3.5). Notwithstanding anything contained herein to the contrary, such 120-day period may be extended for one (1) additional period of sixty (60) days if Manager has made an offer to a reasonably suitable replacement candidate and such offer has not yet been accepted or rejected within such 120-day period. Prior to hiring each of the Key Executives, Manager shall provide Owner with such person’s name, summary of qualifications and list of potential conflicts of interest with the Resort, and Owner shall have the reasonable right to approve the persons hired as the Key Executives for purposes of this Section 14.1; provided, however, if any person considered for employment as a Key Executive has a conflict of interest with the Resort or is otherwise involved in another venture or opportunity that is competitive with the Resort (or any component thereof), then Owner shall have the right, in its sole discretion, to withhold its approval of such person. Furthermore, if any Key Executive hired by Manager is later discovered to have a conflict of interest with the Resort or otherwise becomes involved in another venture or opportunity that is competitive with the Resort, then, upon Owner’s request, Manager shall replace such person with another person approved by Owner as provided herein to serve as the applicable Key Executive for purposes of this Section 14.1. The Parties acknowledge and agree that Charly Robinson (food and beverage executive), who is currently an employee of an Affiliate of Manager, is, as of the Effective Date, a “Key Executive” for purposes of this Section 14.1.

14.2 Background Investigations. Manager agrees that all of its managers, members and key employees shall:

14.2.1 timely submit any and all necessary applications or registrations to the Nevada Gaming Authorities as required by the Gaming Control Act;

14.2.2 consent to background investigations to be conducted by the Nevada Gaming Authorities or any law enforcement authority to the extent required by the Gaming Act or any Legal Requirements;

14.2.3 cooperate fully with such investigations; and

14.2.4 disclose any information requested by the Nevada Gaming Authorities or the applicable law enforcement authority, which would facilitate the investigation.

SECTION 15.	CASUALTY; CONDEMNATION.

15.1 Damage and Condemnation. Subject to the rights of any Mortgagee, if the Resort or any material portion thereof is condemned, destroyed or materially damaged, Owner will determine whether or not to restore or replace the Resort to a condition at least substantially comparable to that before the casualty or condemnation occurred. Owner will notify Manager, within sixty (60) days after the occurrence of the condemnation, destruction or material damage in question of its election of whether or not to cause restoration/replacement to be undertaken. If Owner does not notify Manager in writing within such period that Owner has elected to restore or replace the Resort to a condition at least substantially comparable to that before the casualty or condemnation occurred, or if Owner does provide such notice within such period, but subsequently fails to prosecute such restoration or replacement with reasonable diligence continuously until completion, then Manager may terminate this Agreement ninety (90) days following written notice to Owner and an opportunity to complete restoration. To the extent that operation of the Resort is rendered impossible or commercially impracticable by virtue of casualty or condemnation, then, for so long as such operation is impossible or commercially impracticable, Manager’s obligations to operate the Resort hereunder, will be suspended. Any such period of suspension will not be deemed to have been part of the Term and the date of expiration of the Term shall be extended by the number of days of such period.

15.2 Participation in Condemnation Award. In the event of any condemnation of the Resort or any portion thereof, Manager shall not participate in any respect in any part of the condemnation award that may be made. Nothing herein contained, however, shall preclude Manager from asserting as against the condemning authority its claim for injury or damages occasioned by such condemnation to operation of the Resort under Applicable Laws, provided any such claim does not diminish Owner’s condemnation award.

SECTION 16.	TERMINATION.

16.1 Event of Default.

(a) Each of the following shall constitute an “Event of Default” under this Agreement:

(i) The failure of a party to make any monetary payment to the other required to be made in accordance with the terms of this Agreement, which failure is not cured within ten (10) days after written notice from the non-defaulting party to the defaulting party;

(ii) The failure of a party to perform any of its other material obligations under this Agreement, which failure is not cured within thirty (30) days after the defaulting party receives a written notice of default from the non-defaulting party; provided, however, that if the failure cannot reasonably be cured within thirty (30) days, such longer time as may be reasonably necessary to cure such breach (but not to exceed one hundred twenty (120) days) provided the defaulting party is diligently pursuing such cure;

(iii) If any party applies for or consents to the appointment of a receiver, trustee or liquidator with respect to itself or of all of a substantial part of its assets, admits in writing its inability to pay its debts as they come due, makes a general assignment for the benefit of creditors, takes advantage of any insolvency law, or files an answer admitting the material allegations of a petition filed against such party in any bankruptcy, reorganization or judgment or decree shall be entered by any court of competition jurisdiction, on the application of a creditor, adjudicating such party bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator of such party or a decree with respect to such party shall continue unstayed and in effect for any period of ninety (90) consecutive days;

(iv) The filing of a voluntary petition in bankruptcy or insolvency or a petition for liquidation or reorganization under any bankruptcy law by a party, or a party consenting to, acquiescing in, or failing to timely controvert, an involuntary petition in bankruptcy, insolvency or an involuntary petition for liquidation or reorganization filed against it; or

(v) The filing against a party of a petition seeking adjudication of a party as insolvent or seeking liquidation or reorganization or appointment of a receiver, trustee or liquidator of all or a substantial part of a party’s assets, if such petition is not dismissed within ninety (90) days.

(b) The following shall also constitute an Event of Default of Manager under this Agreement:

(i) A default or material breach by Manager under the IP License, for which Owner exercises a right of termination.

(ii) Manager shall fail to maintain all necessary Approvals required by Governmental Authorities to operate the Resort and shall fail to cure such default within the earlier of (i) thirty (30) calendar days after written notice from Owner, and (ii) the expiration of the administrative cure period, if any, provided by the Governmental Authorities.

(iii) Manager shall fail to comply with the Gaming Act or any requirements of any Governmental Authorities, and such failure shall result in the suspension (temporary or permanent) or impairment of the operation of the Resort (or any portion thereof), or fines in excess of (i) $100,000 per incident, or (ii) $250,000 in the aggregate over any period of twelve consecutive months during the Term.

(iv) Manager shall materially fail to comply with the terms of SECTION 9, and fail to cure such failure within ten (10) days after written notice from Owner.

(v) Manager shall misapply or misappropriate any funds whether from Resort operations, Owner or any reserve funds, and such misapplication or misappropriation is not cured by Manager within two (2) days after written notice from Owner.

(vi) Manager shall fail to furnish Owner with proof of any insurance policy required to be maintained by Manager within ten (10) days after request from owner, but no later than the deadline established in Section 11.3.

(vii) Manager shall fail to timely deliver any estoppel certificate a required by Section 21.13 and fail to cure such failure within ten (10) days after written notice from Owner.

(c) Upon the occurrence of an Event of Default (and a failure to cure such Event of Default within the applicable cure period, if any), or an event described in Section 15.2 or SECTION 16, the non-defaulting party shall have the right to terminate this Agreement. The right to terminate this Agreement may be exercised by written notice to the defaulting party and this Agreement shall terminate on either (1) the date expressly provided for in this Agreement; or (2) if not specified in this Agreement, the date mutually agreed upon by the Parties, which date shall in no event be sooner than ten (10) days, nor later than ninety (90) days, after the delivery of such notice; provided, however, that such period may be extended by Owner to allow for a Transition Period, as described in Section 3.4.

(d) The right of termination set forth in the preceding sentence, if available, shall be in addition to, and not in lieu of, any other rights or remedies at law or in equity by reason of the occurrence of any such Event of Default, it being understood and agreed that the exercise of the remedy of termination shall not constitute an election of remedies and shall be without prejudice to any such other rights or remedies otherwise available to the non-defaulting party.

16.2 Termination at Will. Owner shall have the right, at any time during the Term, to terminate this Agreement for any reason or no reason at all by providing Manager with at least 30 days’ prior written notice of such termination. In the event of a termination pursuant to this Section 16.2, Owner shall pay to Manager a termination fee in an amount equal to: (a) the average monthly Base Fee earned during the LTM Period (which monthly amount will be no less than One Hundred Fifty Thousand and no/100 U.S. Dollars ($150,000.00)) multiplied by (b) the lesser of (i) twenty-four (24), or (ii) the number of full calendar months then remaining in the Term. Such termination fee will be payable to Manager no later than the effective date of any such termination.

16.3 Additional Termination Rights.

16.3.1 Owner shall have the right to terminate this Agreement (i) following any failed drug test by the senior officers of Manager and the failure of Manager to promptly take remedial action in connection with such senior officer, (ii) any failed drug test of William W. Warner, (iii) following the occurrence of an Event of Default by Manager that is not cured within the applicable cure period described in Section 16.1, (iv) if Manager is no longer controlled by William W. Warner (including, for the avoidance of doubt, in connection with death or disability), or (v) if William W. Warner is convicted of, or pleads nolo contendere (or a similar plea) to any felony.

16.3.2 Manager shall have the right to terminate this Agreement following the occurrence of an Event of Default by Owner that is not cured within the applicable cure period described in Section 16.1.

16.3.3 In addition to the foregoing remedy, if a party fails beyond any applicable cure period to make any monetary payment to the other required to be made in accordance with the terms of this Agreement, then the amount owed to the non-defaulting party shall accrue interest at an annual rate equal to the “prime rate” of interest announced from time to time in the “Money Rates” section of the Wall Street Journal plus three (3) percentage points, from and after the date on which such payment was due.

16.4 Unsuitability.

16.4.1 Manager Unsuitability. Notwithstanding anything to the contrary contained herein, in the event that any Owner is notified by any regulatory agency that its continued association with Manager is likely to jeopardize the obtaining of or retention of any license, permit or approvals pursued or held by Owner or any of its Affiliates in any jurisdiction, then Owner will notify Manager in writing, and Manager will have thirty (30) days from the date of such notification to cure or otherwise address the suitability issue to Owner’s reasonable satisfaction. If Manager fails to cure or otherwise address the suitability issue to Owner’s reasonable satisfaction, then Owner may terminate this Agreement immediately upon written notice to Manager.

16.4.2 Owner Unsuitability. Notwithstanding anything to the contrary contained herein, in the event that Manager is notified by any regulatory agency that its continued association with any Party comprising Owner is likely to jeopardize the obtaining of or retention of any license, permit or approvals pursued or held by Manager or any of its Affiliates in any jurisdiction, then Manager will notify Owner in writing, and Owner will have thirty (30) days from the date of such notification to cure or otherwise address the suitability issue to Manager’s reasonable satisfaction. If Owner fails to cure or otherwise address the suitability issue to Manager’s reasonable satisfaction, then Manager may terminate this Agreement immediately upon written notice to Owner.

SECTION 17.	ASSIGNMENT.

Manager shall not assign this Agreement other than to an Affiliate without Owner’s prior written approval, which may be withheld in Owner’s sole discretion. Owner may not assign this Agreement, other than to Mortgagee or to an Affiliate succeeding to ownership of the Resort, without Manager’s prior written approval, which may be withheld in Manager’s sole discretion. Any assignment which is not in compliance with this SECTION 17 shall be void and shall constitute an Event of Default. If a non-assigning Party consents to an assignment by the other Party of its interests hereunder, any subsequent assignment shall require the express approval of the non-assigning Party. No assignment by a Party hereto shall relieve such Party of, and such assigning Party shall remain responsible for, all of its liabilities and obligations under this Agreement. Manager hereby agrees to execute and deliver all agreements reasonably requested by Mortgagee to affirm the right of Mortgagee to succeed to Owner’s rights and obligations under this Agreement and the right of Mortgagee to further assign this Agreement to a successor or assign.

SECTION 18.	FINANCING.

18.1 Mortgages. Without the consent of Manager, Owner may, subject to the terms and conditions set forth in this SECTION 18, from time to time, directly or indirectly, create or otherwise cause to exist any lien upon its interest in the Resort, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing. Any and all such liens or mortgages, deeds of trust or trust deeds encumbering Owner’s interest in the Resort are hereafter collectively referred to herein, individually and collectively, as the “Mortgage,” and the holders of such Mortgage, or of the indebtedness secured thereby, are herein referred to as, individually and collectively, the “Mortgagee.” Manager shall, upon request of Owner or any Mortgagee, and to the extent in Manager’s possession, (i) provide Owner and/or any Mortgagee with copies of all licenses, permits, occupancy agreements, operating agreements, leases, contracts, notes, inspection reports, studies, appraisals, assessments, default or other notices and similar materials reasonably requested in connection with any existing or proposed financing of the Resort, and (ii) execute such reasonable collateral assignments with respect to the licenses and any of the other aforementioned agreements relating to the Resort as Owner and/or such Mortgagee may reasonably request in connection with any such financing, provided that no such collateral assignment shall modify the terms of this Agreement.

18.2 Subordination. This Agreement, and any and all rights of Manager hereunder, are and shall be subject and subordinate in all respects to any Mortgage and the other related Loan Documents, and all renewals, extensions, modifications, consolidations and replacements thereof, and to each and every advance made or hereafter to be made under any such Mortgage or other related Loan Documents. This Section 18.2 shall be self-operative and no further instrument of subordination shall be required. Notwithstanding and without limiting the foregoing, in confirmation of such subordination, Manager shall promptly execute, acknowledge and deliver any instrument that Owner, any Mortgagee, or any of their respective successors in interest may reasonably request to evidence such subordination, and this Agreement shall be terminable by a Successor Owner in connection with or following a Foreclosure Event pursuant to the terms of such subordination instrument. Manager shall not unreasonably withhold its consent to any amendment to this Agreement reasonably required by any Mortgagee, provided that such amendment does not (i) increase Manager’s financial obligations hereunder, or (ii) have a material adverse effect upon Manager’s rights hereunder, or (iii) materially increase Manager’s non-economic obligations hereunder, or (iv) decrease Owner’s obligations hereunder.

18.3 Cash Management Procedures. For any period during which cash management procedures are implemented by or on behalf of any Mortgagee, Manager shall abide by such procedures as directed in writing by the Mortgagee, including those current cash management and lockbox procedures in place as of the Effective Date. Furthermore, Manager agrees to direct all distributions into the lockbox account in accordance with the Loan Agreement.

18.4 Successor Owner. Subject to the termination rights of any Mortgagee as described in Section 18.2, in the event that any Mortgagee or the nominee or designee of any Mortgagee shall succeed to the rights of Owner under this Agreement (any such person, a “Successor Owner”), whether through possession or Foreclosure Event or delivery of a new deed, or otherwise, at such Successor Owner’s election, in its absolute discretion, such Successor Owner may elect to recognize Manager’s rights under this Agreement as herein provided and, in such event, Manager shall attorn to and recognize the Successor Owner as Owner under this Agreement and Manager shall promptly execute and deliver any instrument that such Successor Owner may reasonably request to evidence such attornment (provided that such instrument does not alter the terms of this Agreement), whereupon, this Agreement shall continue in full force and effect as a direct Agreement between the Successor Owner and Manager upon all of the terms, conditions and covenants as are set forth in this Agreement, except that the Successor Owner shall not be (a) liable in any way to Manager for any act or omission, neglect or default on the part of any prior Owner under this Agreement, (b) responsible for any monies owing by or on deposit with any prior Owner to the credit of Manager (except to the extent actually paid or delivered to the Successor Owner), (c) subject to any counterclaim or setoff which theretofore accrued to Manager against any prior Owner, (d) bound by any modification of this Agreement entered into subsequent to the execution of the applicable Mortgage unless consented to by the applicable Mortgagee as required under this Agreement, (e) liable to Manager beyond the Successor Owner’s interest in the Resort and the income, receipts, revenues, issues and profits issuing from the Resort, or (f) responsible for the performance of any work to be done by Owner under this Agreement in connection with the Resort. Manager agrees at any time and from time to time to execute a suitable instrument in confirmation of Manager’s agreement to attorn, as aforesaid. The Successor Owner shall not be required to pay the Sale Buy-Out Amount upon a foreclosure.

18.5 Notice to Mortgagee. No default notice from Manager to Owner under this Agreement shall be effective unless and until a copy of the same is given to any Mortgagee(s). The curing of any Owner default by any Mortgagee(s) shall be treated as performance by Owner, provided any such cure shall be made within the time periods set forth herein. Any Mortgagee(s)

shall have the right but not the obligation to remedy any Owner default under this Agreement, or to cause any default of Owner under this Agreement to be remedied, and for such purpose Manager hereby grants any Mortgagee(s), in addition to the period given to Owner for remedying defaults, an additional thirty (30) days to remedy, or cause to be remedied, any such default. Manager shall accept performance by any Mortgagee(s) of any term, covenant, condition or agreement to be performed by Owner under this Agreement with the same force and effect as though performed by Owner. No Owner default under this Agreement shall exist or shall be deemed to exist (i) as long as any Mortgagee, in good faith, shall have commenced to cure such default within the above-referenced time period and shall be prosecuting the same to completion with reasonable diligence, subject to Force Majeure, or (ii) if possession of the Resort is required in order to cure such default, or if such default is not susceptible of being cured by any Mortgagee, as long as any Mortgagee, in good faith, shall have notified Manager that such Mortgagee intends to institute proceedings under the Loan Documents, and, thereafter, as long as such proceedings shall have been instituted and shall be prosecuted with reasonable diligence. Neither any Mortgagee nor any Successor Owner shall become liable under this Agreement unless and until such Mortgagee or such other Successor Owner becomes, and then only with respect to periods in which such Mortgagee or such other Successor Owner remains, the owner of the Resort. In no event shall any Mortgagee or any other Successor Owner have any personal liability as successor to Owner, and Manager shall look only to the estate and property of such Mortgagee or such other Successor Owner in the Resort for the satisfaction of Manager’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by any Mortgagee or other Successor Owner as Owner under this Agreement, and no other property or assets of any Mortgagee or any other Successor Owner shall be subject to levy, execution or other enforcement procedure for the satisfaction of Manager’s remedies with respect to this Agreement. Any Mortgagee shall have the right, without Manager’s consent, to foreclose its Mortgage either judicially or pursuant to the power of sale or to accept a deed in lieu of foreclosure of such Mortgage or to exercise any other rights or remedies available under the Loan Documents and in connection therewith terminate this Agreement.

18.6 Consent of Mortgagee(s). Neither Owner or Manager shall modify, amend or supplement this Agreement, without, in each instance, the consent of any Mortgagee(s), which consent may be granted or withheld in accordance with the terms of the Loan Documents, and any attempted modification, amendment or supplement without the consent of any Mortgagee(s) as provided herein shall be void ab initio.

SECTION 19.	DISPUTE RESOLUTION.

19.1 Consent to Jurisdiction. Subject to Section 19.2, each of the Parties: (i) agrees to the exclusive jurisdiction of any state or federal court within the County of Clark, State of Nevada, with respect to any claim or cause of action arising under or relating to this Agreement, and (ii) waives any objection based on forum non conveniens and any objection to venue with respect to any action brought in the foregoing-described courts. Each Party shall have the right to apply to a court of law to enjoin any breach of this Agreement to the extent that monetary damages or other remedies at law would not be an adequate remedy and injunctive or similar relief is necessary to prevent irreparable damage or injury to the Party seeking such injunctive or similar relief (including, without limitation, for any breach or anticipated or threatened breach of

Section 2.10 or Section 13.5). In the event of any litigation or other formal dispute resolution procedure (other than arbitration in accordance with Section 19.2) between the Parties arising out of or relating to this Agreement, the prevailing Party shall be reimbursed for all costs incurred in connection with such litigation, arbitration or formal dispute resolution procedure, including, without limitation, reasonable attorneys’ fees and costs. The prevailing Party need not prevail on every issue in dispute, but must prevail on the main issue which is the subject of such dispute.

19.2 Arbitration. Notwithstanding the terms of Section 19.1 above, any disputes regarding the Resort Operating Plan, the amount of any payments or expenditures to be made under this Agreement or any other similar disputes regarding the calculation of monetary amounts, whether sounding in contract, tort or otherwise, shall be resolved by binding, self administered arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and all such proceedings shall be subject to the Federal Arbitration Act. There shall be three arbitrators. Each party shall designate an arbitrator within 30 days of the notification of a party’s intent to proceed with arbitration. The two arbitrators so designated shall elect a third arbitrator, who shall be neutral, and shall be a person who has at least eight years professional experience in the casino gaming industry and who has not previously been employed by either Party and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. If either Party fails to designate an arbitrator within the time specified or the two Parties’ arbitrators fail to designate a third arbitrator within 30 days of their appointment, the remaining arbitrator(s) shall be appointed by the AAA. Each Party shall pay for the expenses incurred by its designated arbitrator and the costs of the third, neutral arbitrator shall be divided between the Parties. Only damages allowed pursuant to this agreement may be awarded and, without limitation of the foregoing, the arbitrators shall have no authority to award damages contravening in any way the limitation of liability agreed to by the Parties in Section 12.5. The arbitration panel shall apply the laws of the state of Nevada. The arbitration shall take place in Las Vegas, Nevada. ALL PROCEEDINGS, AWARDS AND DECISIONS UNDER ANY DISPUTE RESOLUTION PROCEEDING SHALL BE STRICTLY PRIVATE AND CONFIDENTIAL AND THE ARBITRATORS SHALL EXECUTE CONFIDENTIALITY AGREEMENTS ACKNOWLEDGING AND AGREEING TO THE SAME.

19.3 Waiver of Jury Trial. EACH PARTY HERETO EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY JUDICIAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION (AS DEFINED IN THIS AGREEMENT) AND ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S ENTERING INTO THIS AGREEMENT.

19.4 Remedies Not Exclusive. Subject in all respects to the limitation of liability agreed to by the Parties in Section 12.5, the remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

19.5 Survival and Severance. The provisions of this SECTION 19 are intended to be severable from the other provisions of this Agreement and to survive and not be merged into any Termination of this Agreement or any judgment entered in connection with any dispute, regardless of whether such dispute arises before or after Termination of the Agreement, and regardless of whether the related arbitration or litigation proceedings occur before or after

Termination of this Agreement. If any part of this SECTION 19 is held to be unenforceable, it shall be severed and shall not affect either the duty to mediate or arbitrate or any other part of this SECTION 19.

SECTION 20.	REPRESENTATIONS AND WARRANTIES

20.1 Representations and Warranties of Manager. Manager represents and warrants to Owner as of the Effective Date as follows:

20.1.1 Manager is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its’ organization, is duly qualified to do business in the state in which the Resort is located and has full power, authority, and legal right to execute, perform, and timely observe all of the provisions of this Agreement to be performed or observed by Manager. Manager’s execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Manager.

20.1.2 This Agreement constitutes a valid and binding obligation of Manager an does not and will not constitute a breach of or default under the organizational and governing documents of Manager or the terms, conditions, or provisions of any law, order, rule, regulation, judgment, decree, agreement, or instrument to which Manager is a party or by which it or any substantial portion of its assets is bound or affected.

20.1.3 Except as may be required by the lender under the Loan Agreement, no approval of any third party is required for Manager’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement.

20.1.4 Manager, at its own expense, shall maintain in full force and effect throughout the Term its legal existence and the rights required for it timely to observe and perform all of the terms and conditions of this Agreement.

20.1.5 To its actual knowledge, there is no litigation, proceeding or governmental investigation pending or threatened against Manager that could adversely affect the validity of this Agreement or the ability of Manager to comply with its obligations under this Agreement.

20.1.6 No broker or finder was retained by Manager to render services in connection with any of the transactions contemplated hereby, and no fees are due to any third party with respect hereto.

20.2 Representations and Warranties of Owner. Owner represents and warrants to Manager as of the Effective Date as follows:

20.2.1 Owner is duly organized, validly existing, and in good standing under the laws of the state of its organization, is duly qualified to do business in the state in which the Resort is located, and has full power, authority, and legal right to execute, perform, and timely observe all of the provisions of this Agreement to be performed or observed by Owner. Owner’s execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Owner.

20.2.2 This Agreement constitutes a valid and binding obligation of Owner and does not and will not constitute a breach of or default under any of the organizational or governing documents of Owner or the terms, conditions, or provisions of any law, order, rule, regulation, judgment, decree, agreement, or instrument to which Owner is a party or by which it or any substantial portion of its assets (including the Resort) is bound or affected.

20.2.3 Owner, at its own expense, shall maintain in full force and effect throughout the Term its legal existence and the rights required for it timely to observe and perform all of the terms and conditions of this Agreement.

20.2.4 Except as may be required by the lender under the Loan Agreement, no approval of any third party is required for Owner’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement.

20.2.5 Owner has full power, authority and legal right to own the real and personal property that constitutes the Resort. Owner owns fee simple title to the real property described on Exhibit A free and clear of all encumbrances except the Mortgages.

20.2.6 To its actual knowledge, there is no litigation, proceeding or governmental investigation pending or threatened against Owner or the Resort that could adversely affect the validity of this Agreement or the ability of Owner to comply with its obligations under this Agreement.

20.2.7 No broker or finder was retained by Owner to render services in connection with any of the transactions contemplated hereby, and no fees are due to any third party with respect hereto.

SECTION 21.	MISCELLANEOUS.

21.1 Counterparts. This Agreement may be executed in multiple copies, each of which shall be deemed an original, but all of which shall constitute one Agreement after each party has signed such counterpart.

21.2 Entire Agreement; Amendments. This Agreement, together with all Exhibit(s) attached to this Agreement and other agreements expressly referred to in this Agreement, constitutes the entire agreement between the parties respecting the management and operation of the Resort. All prior or contemporaneous agreements, understandings, representations, warranties and statements, oral or written, are superseded. This Agreement shall not be amended except in writing signed by both parties.

21.3 Exhibits. All exhibit(s) referred to in this Agreement are incorporated in this Agreement by reference.

21.4 Further Assurances. The parties agree to perform such further acts and to execute and deliver such additional documents and instruments as may be reasonably required in order to carry out the provisions of this Agreement and the intentions of the parties.

21.5 Gender. Number. As used in this Agreement, the singular includes the plural and the masculine includes the feminine, wherever the context so requires.

21.6 Governing Law. This Agreement shall be governed, interpreted, construed and enforced in accordance with the laws of the State of Nevada (but not including the choice of law rules).

21.7 Headings. Headings of sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Sections to which they refer.

21.8 Notices. The Adjacent Property Owner and the Café Owner hereby designate the Resort Owner as their agent to send and receive all notices and other communications under this Agreement. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered (a) by hand as evidenced by a receipt, (b) sent by certified or registered mail, postage prepaid, return receipt requested, (c) sent by Federal Express or other similar receipted overnight delivery service, or (d) sent by telecopy capable of verifying receipt to the addresses and/or telecopy numbers set forth below in this Section 21.8 or at such other address or telecopy as from time to time designated by a party. Any such notice which is properly hand-delivered, sent by receipted overnight delivery service, transmitted by telecopy or sent by U.S. mail, return receipt requested, shall be deemed delivered on the date indicated on the receipt, if it is delivered on or before 5 p.m. on a business day, and if not, then on the next business day or, if delivery is refused, on the date on which it is so refused.

Address for Owner:

HRHH Hotel/Casino, LLC

c/o Brookfield Real Estate Financial Partners, LLC

Three World Financial Center

200 Vesey Street, 11th Floor

New York, NY 10281-1021

Attn: Theresa A. Hoyt

With a copy to:

HRHH Hotel/Casino, LLC

4455 Paradise Road

Las Vegas, NV 89169

Attention: Katie Fellows, Vice President and General Counsel

Address for Manager:

WG-Harmon, LLC

3883 Howard Hughes Parkway

Suite 800

Las Vegas, NV 89169

Attention: Manager

With a copy to:

Warner Gaming, LLC

3883 Howard Hughes Parkway

Suite 800

Las Vegas, NV 89169

Attention: General Counsel

21.9 Partial Invalidity. If any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein, unless such construction would operate as an undue hardship on a party, make a significant change in the economic effect of this Agreement on a party or constitute a substantial deviation from the general intent and purpose of the parties as reflected in this Agreement.

21.10 Successors. Subject to the restriction on assignment contained herein, all terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

21.11 Waiver. The failure of a party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by a party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

21.12 Time of Essence. Time is of the essence of this Agreement and each term where time is a factor.

21.13 Estoppel Certificates. Owner and Manager will, at any time and from time to time within ten (10) calendar days of the request of the other or a Mortgagee, execute, acknowledge, and deliver to the other party (or parties) and such Mortgagee, if applicable, a certificate certifying:

(a) That the Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating such modifications);

(b) Whether there are any existing Events of Default by the other party to the knowledge of the party making such certification, and specifying the nature of such Defaults, if any; and

(c) Such other matters as may be reasonably requested.

21.14 Approval. Except as expressly provided otherwise in this Agreement, in each instance where a Party’s approval is required hereunder, such approval may be granted or withheld in a Party’s sole and absolute discretion.

21.15 Confidentiality.

(a) Confidential Information. In connection with this Agreement, Owner and Manager may disclose Confidential Information (as hereinafter defined) to the other. The Party disclosing Confidential Information is referred to herein as the “Discloser,” and the Party receiving Confidential Information is referred to herein as the “Recipient.” “Confidential Information” means information, advice or know-how, whether tangible or intangible and in whatever form or medium and however disclosed, provided or communicated, with respect to Discloser’s business, operations, technology or advice to Recipient and is (i) proprietary to, about or created by Discloser; (ii) gives Discloser some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of Discloser; (iii) designated as Confidential Information by Discloser, or from all the relevant circumstances should reasonably be assumed by the recipient thereof to be confidential and proprietary to Discloser; or (iv) not generally known by non-Discloser personnel. “Confidential Information” includes the terms and provisions of this Agreement, but does not include the existence of this Agreement; provided, however, the parties shall cooperate with one another on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement or the performance of their respective obligations under this Agreement. Further, “Confidential Information” shall not include information or data that: (w) is or becomes publicly known or available other than as a result of acts by Recipient in violation of this Agreement (which may include any publication of this Agreement by a Governmental Authority); (x) is known to or in the possession of Recipient prior to disclosure by Discloser; (y) is or becomes available to Recipient from third persons that to Recipient’s knowledge are not bound by a confidentiality agreement with Discloser prohibiting such disclosure; or (z) is independently created or developed by Recipient without the aid, application or use of the Confidential Information disclosed.

(b) Non-Disclosure of Confidential Information. Recipient agrees that it will keep Confidential Information in strict confidence and not disclose Confidential Information to third parties (except as expressly provided below) and that Recipient will not use Confidential Information other than for the purpose of performing its obligations under this Agreement. Recipient additionally agrees that it will disclose Confidential Information only to those of its employees, attorneys, accountant and advisors and any Mortgagee (any such parties, “Representatives”) who need the Confidential Information to assist Recipient in performing its obligations under this Agreement, provided that such Representatives are advised of the requirements of this Agreement and agree to abide by its terms. Recipient will be responsible for any violation of the terms of this Agreement by its employees whom Recipient has provided or disclosed Confidential Information.

(c) Permitted Disclosures. Notwithstanding anything in this Section 21.15 to the contrary, and subject to all terms and provisions of this Section 21.15(c), a Recipient may disclose Confidential Information if necessary to comply with any applicable law, order, regulation, ruling, subpoena or order of a Governmental Authority or tribunal with competent jurisdiction. In the event that Recipient is so requested or required to disclose any Confidential Information, the Recipient shall promptly notify the Discloser of such request or requirement prior to disclosure so that Discloser may, if it so elects, seek an appropriate protective order or otherwise seek to contest, limit or protect the confidentiality of any such requested or required disclosure.

(d) No License. No disclosure of Confidential Information to the Recipient will in any way be deemed a license or other grant of proprietary interest in Confidential Information.

21.16 Force Majeure Events. In the event of a Force Majeure Event, the obligations of the parties and the time period for the performance of such obligations (other than the payment of money) shall be adjusted to the extent such parties are prevented, hindered, or delayed in such performance during the period of such Force Majeure Event (except as otherwise expressly provided in this Agreement). Upon the occurrence of a Force Majeure Event, the affected party shall give prompt, written notice of such Force Majeure Event to the other party setting forth a description of the Force Majeure Event and its cause (to the extent known to such party) and a description of the condition delaying the performance of such party’s obligations.

21.17 Recourse. Any provision of this Agreement to the contrary notwithstanding, the Parties hereby agree that no personal, partnership or corporate liability of any kind or character (including, without limitation, the payment of any judgment) whatsoever now attaches or at any time hereafter under any condition shall attach to any of Owner’s or Manager’s constituent entities, agents and Affiliates or any Mortgagee for payment of any amount payable under this Agreement or for the performance of any obligation under this Agreement (except to the extent expressly provided otherwise in other agreements). Manager shall look only to the estate, interest and property of Owner in the Resort, the Adjacent Property and the Café Property for the satisfaction of Manager’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Owner.

21.18 Covenant of Good Faith and Fair Dealing. Each Party agrees to act in good faith in dealing with one another pursuant to this Agreement. Each Party hereby covenants to the others that it shall not undermine the rights of the other Party hereto with respect to the Agreement and will cooperate with each other in achieving the goals of this Agreement; provided, however, that nothing in the foregoing will be deemed to limit or otherwise affect the rights of a Party to terminate this Agreement or seek remedies for defaults hereunder, all as provided for in this Agreement.

21.19 Owner Liability. The Resort Owner, the Adjacent Property Owner, the IP Owner and the Café Owner agree that they are all jointly and severally liable with one another with respect to payments and obligations (including, without limitation, indemnification obligations) owing to the Manager hereunder.

21.20 Government Savings Clause. Each of the Parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the State of Nevada, the Nevada Gaming Authorities, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the parties hereto to the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of Owner or the Manager under this Agreement or any other agreement or document related hereto.

21.21 Amended and Restated. This Agreement amends and restates in its entirety the Existing Resort Management Agreement.

21.22 Other Agreements. The Parties agree that, as of the Effective Date:

(a) As of the Effective Date, the Gaming Management Agreement is terminated and is of no further force or effect, and the Manager’s responsibility for Gaming Operations are as set forth in this Agreement from and after the Effective Date; and

(b) As of the Effective Date, the Liquor Management Agreement is terminated and is of no further force or effect, and the Manager’s responsibility for Liquor Operations are as set forth in this Agreement from and after the Effective Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

OWNER:

HRHH HOTEL/CASINO, LLC

By:

Name:	Theresa A. Hoyt
Title:	Authorized Representative

HRHH DEVELOPMENT, LLC

By:

Name:	Theresa A. Hoyt
Title:	Authorized Representative

HRHH CAFÉ, LLC

By:

Name:	Theresa A. Hoyt
Title:	Authorized Representative

HRHH IP, LLC

By:

Name:	Theresa A. Hoyt
Title:	Authorized Representative

LVHR CASINO, LLC

By:

Name:	Theresa A. Hoyt
Title:	Authorized Representative

MANAGER:

WG-HARMON, LLC

By:
Name:
Title:

Signature Page to Amended and Restated Resort Management Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

OWNER:

HRHH HOTEL/CASINO, LLC

By:
Name:	Theresa A. Hoyt
Title:	Authorized Representative

HRHH DEVELOPMENT, LLC

By:
Name:	Theresa A. Hoyt
Title:	Authorized Representative

HRHH CAFÉ, LLC

By:
Name:	Theresa A. Hoyt
Title:	Authorized Representative

HRHH IP, LLC

By:
Name:	Theresa A. Hoyt
Title:	Authorized Representative

LVHR CASINO, LLC

By:
Name:	Theresa A. Hoyt
Title:	Authorized Representative

MANAGER:

WG-HARMON, LLC

By:

Name:	WILLIAM W. WARNER
Title:	Manager

Signature Page to Amended and Restated Resort Management Agreement